EXHIBIT 10.4

SOLAR POWER FACILITY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

by and between

INNOVATIVE SOLAR 31, LLC

and

GRUPO GRANSOLAR, LLC

Dated as of July 29, 2016

Page

ARTICLE I	DEFINITIONS; INTERPRETATION; EXHIBITS	2
1.1	Defined Terms	2
1.2	Interpretation	13
ARTICLE II	CONTRACTOR RESPONSIBILITIES	13
2.1	General Services of Contractor	13
2.2	Compliance with Laws	13
2.3	Labor	13
2.4	Environmental Laws	14
2.5	Specific Services of Contractor	14
2.6	Subcontractors	18
2.7	Independent Contractor	19
2.8	Security and Safety Procedures	20
2.9	Quality Assurance Plan	20
2.10	Spare Parts	20
2.11	Preliminary Work	20
2.12	Assigned Equipment	21
ARTICLE III	OWNER RESPONSIBILITIES	21
3.1	Access to Site	21
3.2	Owner’s Representative	21
3.3	Review of Deliverables	22
3.4	Payment of Contract Price	22
3.5	Compliance with Laws	22
3.6	Permits	22
3.7	Owner-Furnished Equipment	22
3.8	Coordination with Utility	22
ARTICLE IV	SCHEDULE, COMPLETION, INSPECTION AND PERFORMANCE	22
4.1	Project Schedule	22
4.2	Contractor Schedule and Reports	23
4.3	Mechanical Completion	24
4.4	Installed Nameplate Capacity Inspection	25
4.5	Substantial Completion	26
4.6	Final Acceptance	28
4.7	Delay Damages	30
4.8	Performance Tests	30
4.9	Performance Tests and Performance Liquidated Damages	31
4.10	Liquidated Damages Not a Penalty	33
4.11	Inspection	33
4.12	Work Notwithstanding Disputes	33

i

(Continued)

Page

ARTICLE V	COMPENSATION AND PAYMENT	33
5.1	Contract Price	33
5.2	Taxes, Royalties and License Fees	34
5.3	Payment Schedule	34
5.4	Payments Not Acceptance of Equipment or Services	35
5.5	Withholding	36
5.6	Payment and Performance Bonds	36
5.7	Releases and Waivers	37
5.8	Removal of Liens	38
5.9	Set-Off	38
5.10	Lien Agent Information	38
5.11	Parent Guarantee	38
ARTICLE VI	TITLE; LOSS OR DAMAGE; FORCE MAJEURE	38
6.1	Title	38
6.2	Rights in Drawings, Etc	39
6.3	Risk of Loss	39
6.4	Force Majeure	39
6.5	Suspension of Work	40
6.6	Stop Work Directive	40
ARTICLE VII	CHANGES	41
7.1	Change Orders	41
7.2	Contractor Proposed Change Orders	41
7.3	Compensation for Change Orders	42
7.4	Differing Site Conditions	42
7.5	Concurrent Delay	42
ARTICLE VIII	WARRANTIES	42
8.1	Warranties	42
8.2	Warranty Period	43
8.3	Remedies	43
8.4	Warranty Exclusions	44
8.5	Subcontractors’ and Vendors’ Warranties	45
8.6	NO IMPLIED WARRANTIES	45
ARTICLE IX	LIMITATIONS ON LIABILITY	45
9.1	Aggregate Limit of Liability	45
9.2	Direct Damages Only	46
9.3	Intent	46
ARTICLE X	INDEMNIFICATION	47
10.1	Contractor Indemnity	47
10.2	Intellectual Property Indemnity	47

(Continued)

Page

10.3	Environmental Indemnity	48
10.4	Owner’s Indemnity	48
10.5	Defense of Claims	49
ARTICLE XI	INSURANCE	49
11.1	Contractor Insurance	49
11.2	Subcontractor Insurance	51
11.3	Additional Requirements	51
11.4	Builders All-Risk Insurance	53
ARTICLE XII	DEFAULT AND REMEDIES; TERMINATION	54
12.1	Owner Events of Default	54
12.2	Contractor Events of Default	55
12.3	Contractor Remedies upon Owner Event of Default	56
12.4	Owner Remedies upon Contractor Event of Default	57
12.5	Termination for Convenience	57
12.6	Mitigation upon Breach	58
12.7	Termination Prior to NTP	58
ARTICLE XIII	ASSIGNMENT	58
13.1	General	58
13.2	Permitted Assignments	58
ARTICLE XIV	REPRESENTATIONS	59
14.1	General Representations and Warranties	59
14.2	Additional Representations and Warranties of Contractor	60
14.3	Title Company Representations	60
14.4	Financing Assistance	61
ARTICLE XV	NOTICES; INFORMATION	61
15.1	Notices	61
15.2	Technical Communications	62
15.3	Public Announcements	62
ARTICLE XVI	MISCELLANEOUS	62
16.1	Entire Agreement	62
16.2	Waiver	63
16.3	Dispute Resolution	63
16.4	Confidentiality	64
16.5	Signage	64
16.6	Governing Law	64
16.7	Consent to Jurisdiction	65
16.8	Waiver of Jury Trial	65
16.9	Time of Performance	65

(Continued)

Page

16.10	Construction	65
16.11	Headings	65
16.12	Status of the Parties	65
16.13	Parties in Interest	65
16.14	Further Assurances	66
16.15	Amendments	66
16.16	Severability	66
16.17	Conflicting Provisions	66
16.18	Survival	66
16.19	Counterparts	66

EXHIBITS

Exhibit A	-	The Facility
Exhibit B	-	Contractor’s Scope of Work
Exhibit C-1	-	Contractor Permits
Exhibit C-2	-	Owner Permits
Exhibit D	-	Contractor’s Security and Safety Procedures
Exhibit E	-	Payment Schedule
Exhibit F 1	-	Form of Conditional Waiver and Release on Progress Payment
Exhibit F 2	-	Form of Unconditional Waiver and Release on Progress Payment
Exhibit F 3	-	Form of Conditional Waiver and Release on Final Payment
Exhibit F 4	-	Form of Unconditional Waiver and Release upon Final Payment
Exhibit G	-	Project Schedule
Exhibit H	-	Form of Change Order
Exhibit I	-	Site Description
Exhibit J	-	Mechanical Completion Certificate
Exhibit K	-	Substantial Completion Certificate
Exhibit L	-	Final Acceptance Certificate
Exhibit M	-	Form of Invoice
Exhibit N	-	Contractor’s Quality Assurance Plan
Exhibit O	-	List of Preapproved Major Subcontractors
Exhibit P	-	Spare Parts
Exhibit Q-1	-	Geotechnical Report
Exhibit Q-2	-	Environmental Report
Exhibit R	-	Performance Testing
Exhibit S	-	List of Required Deliverables
Exhibit T	-	Manufacturer Warranties
Exhibit U	-	Form of Warranty Assignment Agreement
Exhibit V	-	Contractor’s Key Personnel
Exhibit W	-	Form of Progress Report
Exhibit X-1	-	Owner-Furnished Equipment
Exhibit X-2	-	Description of Preliminary Work
Exhibit Y	-	Commissioning Procedures
Exhibit Z	-	Form of Purchase Order Assignment
Exhibit AA	-	Form of Parent Guarantee

v

SOLAR POWER FACILITY ENGINEERING,
PROCUREMENT AND CONSTRUCTION AGREEMENT

This SOLAR POWER FACILITY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”), dated as of July 29, 2016 (the “Effective Date”), is entered into by and between Grupo Gransolar, LLC, a Delaware limited liability company (“Contractor”), and Innovative Solar 31, LLC, a North Carolina limited liability company (“Owner”), with reference to the following matters:

RECITALS

WHEREAS, Owner owns, leases, or otherwise controls certain real property, as more fully described in Exhibit I hereto, for the purpose of constructing and operating an on-site solar photovoltaic facility.

WHEREAS, Contractor designs, constructs and installs photovoltaic facilities and as such is able to design, engineer and construct the Facility (defined below) and all the necessary ancillary systems to produce electric energy.

WHEREAS, Owner desires to retain Contractor to provide, and Contractor desires to provide, complete fixed-price turnkey design, engineering, procurement, construction and installation of the Facility, as set forth in this Agreement.

WHEREAS, prior to the Effective Date, Owner engaged Alpha Alternative Energy, Inc., a Nevada corporation (“Preliminary Work Provider”), to perform certain work, detailed in Exhibit X-2, for or on behalf of IS-31 Holdings, LLC, a Delaware limited liability company and the sole member of Owner as of the Effective Date, or its Affiliates (collectively, the “Owner Affiliate”) relating to the Facility (the “Preliminary Work”). Owner and Contractor now desire that such Preliminary Work be incorporated in the scope of the Contractor’s services, subject to and in accordance with the terms of this Agreement.

WHEREAS, on the Effective Date, Owner, Owner Affiliate and Contractor are executing and delivering the Purchase Order Assignment (as defined below) to assign and transfer to Contractor all of the rights, obligations and liabilities under certain purchase orders, warranties and other agreements and all of the right, title and interest in certain items of equipment covered thereby (the “Assigned Equipment”), and Owner and Contractor intend for the Assigned Equipment to be included within the scope of this Agreement, subject to and in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; interpretation; exhibits

1.1           Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.

“Additional Insureds” has the meaning set forth in Section 11.1(i)(1).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the right and power, directly or indirectly through one or more intermediaries, to direct or cause the direction of substantially all of the management and policies of a Person through ownership of voting securities or by contract, including, but not limited to, the right to fifty percent (50%) or more of the capital or profits of a partnership or, alternatively, ownership of fifty percent (50%) or more of the voting stock of a corporation.

“Agreement” has the meaning set forth in the preamble to this Agreement, and shall include all Exhibits hereto.

“Articles” means ARTICLES 1 through 16 of this Agreement.

“Assigned Equipment” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in North Carolina are not open for the transaction of normal banking business.

“Capacity Test” means the capacity test set forth in Exhibit R.

“Change in Law” means the enactment, adoption, promulgation, modification (including a change in interpretation by a Governmental Authority with jurisdiction over the Parties or the Project) or repeal of any applicable Law or Permit after the Effective Date.

“Change Order” means a written order signed by Owner and Contractor authorizing a change in the Work and an adjustment in the completion dates for performance or delivery of the Work.

“Claims” has the meaning set forth in Section 10.1.

“Completion Cost” means the total (and reasonably documented) expenses actually incurred in completing the Work following or in connection with the termination of this Agreement pursuant to Section 12.4, including (i) all reasonably incurred amounts charged by any replacement contractor to finish the Work based on the obligations such replacement contractor assumes under this Agreement and under any of Contractor’s subcontract(s) or other contractual agreement(s) that Owner elects to have assigned to such replacement contractor, plus, to the extent accrued as of the date of termination of this Agreement due to a Contractor Event of Default, any Delay Damages payable to the Owner pursuant to this Agreement, (ii) additional reasonable and necessary overhead incurred by Owner to effect such takeover and to complete the Work, and (iii) any termination and cancellation charges Owner is assessed by third parties resulting from Owner’s termination of Contractor.

“Contract Documents” means this Agreement together with all Exhibits referenced or attached and any Change Orders.

“Contract Price” has the meaning set forth in Section 5.1.

“Contractor” has the meaning set forth in the preamble to this Agreement.

“Contractor Event of Default” has the meaning set forth in Section 12.2.

“Contractor Indemnified Parties” means (i) Contractor and Guarantor, (ii) any Affiliate of a Person described in clause (i), and (iii) any director, officer, partner, member, manager, agent or employee of a Person described in clause (i) or (ii).

“Contractor Permits” has the meaning set forth in Section 2.5(g).

“Contractor Personnel” means Contractor’s employees, consultants, independent contractors, agents and representatives.

“Delay Damages” has the meaning set forth in Section 4.7.

“Direct Costs” means Contractor’s actual and verifiable (and reasonably documented) direct cost of labor (including home office labor directly performing the Work), support labor, material, Equipment, services, tools, supplies, subcontracts, jobsite facilities, utilities, jobsite general conditions costs, jobsite overhead, and jobsite staffing necessary to perform the Work, plus ten percent (10%) of the foregoing amounts for overhead and profit; provided that, for the avoidance of doubt, “Direct Costs” shall not include profit or overhead (other than jobsite overhead), except for the ten percent (10%) for overhead and profit specifically set forth above.

“Disclosing Party” has the meaning set forth in Section 16.4(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Report” means that certain environmental site assessment and report dated May 19, 2016 prepared by Alpha Environmental Sciences, Inc. prepared with respect to the Site, which is attached hereto as Exhibit Q-2.

“Environmental Attributes” has the meaning set forth in Section 2.5(k)(i).

“Environmental Law” means any Laws and any amendments thereto (whether common law, public law, rule, order, regulation, or otherwise), directives, judgments, and other requirements promulgated or entered into by any Governmental Authority relating to the environment, human health, public safety, protected animal or plant species, cultural resources, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, whether now existing or subsequently amended or enacted and in effect, including but not limited to: CERCLA, 42 U.S.C. § 9601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any similar or implementing state or local Law, all amendments or regulations promulgated thereunder; and any applicable standard of conduct under any common law doctrine, including but not limited to, negligence, nuisance, or trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Materials.

“Equipment” means all of the equipment, materials, apparatus, structures, supplies and other goods required to complete the Work and to be incorporated into the Facility as described in Exhibit B as well as any other equipment, materials, apparatus, structures, supplies and other goods required to complete the Facility in accordance with the requirements of this Agreement, including all Assigned Equipment and Owner-Furnished Equipment. Equipment shall not include any materials, apparatus or tools owned by Contractor or any Subcontractor that are used to complete the Work but are not contemplated under this Agreement to become part of the Work.

“Equipment Documentation” means copies or originals of (i) all operating specifications, warranties and other similar information obtained by Contractor from Equipment vendors or prepared by Contractor as part of the design, construction and/or installation services provided by Contractor hereunder, (ii) a complete inventory list of all Equipment comprising the Facility, and (iii) all documentation and identification information with respect to all Equipment comprising part of the Facility, including the Equipment listed in Exhibit B, but excluding with respect to Owner-Furnished Equipment.

“Exhibits” means the Exhibits comprising part of this Agreement referenced and listed in the Table of Contents.

“Expected Capacity” means the expected capacity of the Facility as set forth in Exhibit A.

“Facility” means the solar electric generating facility set forth on Exhibit A, including its integrated assemblies of photovoltaic panels, mounting assemblies, inverters, converters, metering, transformers, disconnects, combiners, switches, wiring devices and wiring, to be located at the Site and to be Interconnected with the Utility, as more specifically described in Exhibit A and Exhibit B.

“Facility Lender” means any lenders or other third parties (including cash equity and Tax equity providers) providing Financing, and any trustee or agent acting on their behalf.

“Final Acceptance” has the meaning set forth in Section 4.6(a).

“Final Acceptance Certificate” means a notice in the form attached as Exhibit L delivered by Contractor to Owner pursuant to Section 4.6(b) indicating that, in Contractor’s opinion, the Facility has satisfied the requirements for Final Acceptance.

“Final Acceptance Date” means the date on which the Facility achieves Final Acceptance pursuant to Section 4.6(b), as set forth in a Final Acceptance Certificate.

“Financing” means any construction financing, term financing or equity financing or other credit support provided by any Facility Lender in connection with the Facility.

“Force Majeure Event” means the occurrence of any act or event that delays or prevents a Party from timely performing obligations under this Agreement or from complying with conditions required under this Agreement if such act or event, despite the exercise of reasonable efforts, cannot be avoided by, and is beyond the reasonable control of and without the fault or negligence of, the Party relying thereon as justification for such delay, nonperformance, or noncompliance, which includes, to the extent that the foregoing conditions are satisfied, an act of God or the elements, weather conditions for the relevant area that are sufficient to cause work stoppage for safety reasons or other stoppage to avoid catastrophic results, explosion, fire, epidemic, landslide, mudslide, sabotage, terrorism, lightning, earthquake, flood, volcanic eruption or similar cataclysmic event, an act of public enemy, war, blockade, civil insurrection, riot, civil disturbance, strike or other labor difficulty and labor disputes that are national or regional in scope, Change in Law (including but not limited to the imposition of, or increase of, any Taxes, fees or duties imposed on Equipment that is imported into the United States) or actions or failures to act of any Governmental Authority that are national or regional in scope. However, financial cost alone or as the principal factor (other than with respect to a Change in Law) shall not constitute grounds for a claim of force majeure. Notwithstanding anything in the foregoing to the contrary, Force Majeure Events shall not include any of the following:

(a)     mechanical or Equipment failures (except to the extent such events or conditions themselves are caused by a Force Majeure Event);

(b)     any condition at the Site for which the affected Party is responsible under this Agreement including but not limited to lost Equipment or damage to the Site;

(c)     increases in the cost of performance of a Party’s obligations under this Agreement, and changes in market conditions, other than increased costs incurred in responding to a Force Majeure Event or as a result of a Change in Law;

(d)     any labor disturbance, strike or dispute specific to Contractor’s or any Subcontractor’s workers or personnel or specific to the Site;

(e)     any delay in obtaining, inability or failure to obtain, suspension, non-renewal or cancellation of, any Permit to the extent caused by the Contractor’s failure to timely submit a final, complete permit application, renew such Permit, or provide any requested responses thereto in accordance with Prudent Industry Standards;

(f)     any concealed or latent natural subsurface condition at the Site whether or not it is identified in a Geotechnical Report;

(g)     any surface or subsurface structures, materials, properties or conditions having historical, cultural, archaeological, religious or similar significance that are identified in the Permits or the Exhibits attached to this Agreement; and

(h)     any habitat of an endangered or protected species as provided in applicable Law that were identified in the Permits or the Exhibits attached to this Agreement.

“Geotechnical Report” means the geotechnical reports attached as Exhibit Q-1.

“Good Utility Practice” means, with respect to the performance by Contractor of its obligations under this Agreement, the range of practices, methods and acts engaged in or approved by a significant portion of the solar power industry in the United States that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable Law, regulation, codes, standards, Equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy and expedition. With respect to Contractor’s obligations under this Agreement, Good Utility Practice includes, but is not limited to, taking reasonable steps to ensure that:

(a)     Equipment (other than Owner-Furnished Equipment), materials, resources and supplies are available to meet the Contractor’s obligations under this Agreement;

(b)     the Equipment (other than Owner-Furnished Equipment) will function properly under both normal and emergency conditions at the Facility;

(c)     appropriate monitoring and testing as set forth in the Scope of Work are performed to ensure Equipment is functioning as designed;

(d)     to the extent Contractor is obligated to operate the Facility under this Agreement, the Equipment is not operated in a negligent manner, or in a manner unsafe to workers, the general public, or contrary to applicable Law or regulations or without regard to defined limitations such as flood conditions, safety inspection requirements, operating voltage, current, frequency, polarity, synchronization, and/or control system limits;

(e)     Equipment will operate at its expected performance level; and

(f)     Contractor’s performance of its obligations under this Agreement complies, in all material respects, with the requirements of each of the Interconnection Agreement, the Power Purchase Agreement, the Solar Lease and all Permits, to the extent that such requirements are directly applicable to Contractor’s Scope of Work under this Agreement.

“Governmental Authority” means any United States national, regional or local government, any political subdivision thereof, or any governmental, quasi-governmental, regulatory, judicial or administrative agency, authority, commission, board or similar entity having jurisdiction over the performance of the Work, the Facility or their operations, or the Site or otherwise over any Party, including any applicable independent system operator or regional transmission organization, the Federal Energy Regulatory Commission, and the North American Electric Reliability Corporation.

“Guaranteed Capacity” has the meaning set forth in Exhibit R.

“Guaranteed Mechanical Completion Date” means, with respect to the Facility, December 30, 2016, as such date may be adjusted pursuant to this Agreement.

“Guaranteed PR” has the meaning set forth in Exhibit R.

“Guaranteed Substantial Completion Cliff Date” means January 30, 2017.

“Guaranteed Substantial Completion Date” means, with respect to the Facility, January 30, 2017, as such date may be adjusted pursuant to this Agreement.

“Guarantor” means Grupo Gransolar S.L., a Spanish limited liability company.

“Hazardous Material” means (i) any asbestos and any asbestos containing material; (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or Toxicity Characteristic Leaching Procedure (TCLP) toxicity; (iii) any petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; and (iv) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product.

“Independent Engineer” means DNV GL, or any other engineering firm with experience in the design and construction of solar energy projects selected and retained by Owner or any Facility Lenders.

“Installed Nameplate Capacity” has the meaning set forth in Section 4.4.

“Interconnected” and “Interconnection” means the Facility is connected to the Utility’s transmission system.

“Interconnection Agreement” means that certain North Carolina Interconnection Agreement dated as of October 17, 2014 by and between Owner and the Utility, a copy of which Contractor acknowledges has been provided by Owner to Contractor.

“Interest Rate” means an annual rate equal to the lesser of (a) the “prime rate” (as published in the Wall Street Journal) from time to time plus two percent (2%), and (b) the highest rate permitted by applicable Law.

“ITC” means the investment Tax credit under Section 48 of the Internal Revenue Code.

“Law” means any constitution, charter, act, statute, law, ordinance, code, rule, regulation, order, or other legislative or administrative action of any Governmental Authority or a final decree, judgment or order of a court or tribunal, including the requirements set forth in engineering, construction, electrical, safety and similar codes and standards.

“Legal Requirement” means the requirements of any Law, including any Environmental Law, Tax, or any Permit.

“Limited Notice to Proceed” or “LNTP” has the meaning set forth in Section 4.1(a).

“Liquidated Damages Aggregate Cap” has the meaning set forth in Section 9.1(a)(iii).

“LNTP Scope of Work” means pre-construction, design and engineering services to be further described in the LNTP that may be issued by Owner.

“Major Equipment” has the meaning set forth in Section 8.1.

“Major Subcontract” has the meaning set forth in Section 2.6(c).

“Major Subcontractor” means each counterparty to a Major Subcontract.

“Mechanical Completion” has the meaning given in Section 4.3(b).

“Mechanical Completion Certificate” means the notice in the form attached as Exhibit J delivered by Contractor to Owner pursuant to Section 4.3(c) indicating that, in Contractor’s opinion, the Facility has satisfied the requirements for Mechanical Completion.

“Mechanical Completion Date” means the date on which the Facility achieves Mechanical Completion, as set forth in a Mechanical Completion Certificate.

“Minimum Guaranteed PR” has the meaning set forth in Exhibit R.

“MWAC” means AC (nameplate) megawatt.

“MWDC” means DC (peak) megawatt.

“Notice to Proceed” or “NTP” has the meaning set forth in Section 4.1(b).

“O&M Manual” has the meaning set forth in Section 2.5(m).

“Owner” has the meaning set forth in the preamble to this Agreement.

“Owner Caused Delay” means a failure (other than (i) any failure that does not materially delay Contractor’s performance of any item of Work, and (ii) any failure related to a breach by Contractor of its obligations under this Agreement) by Owner to perform any of its obligations under this Agreement, including without limitation (a) any failure by Owner to achieve any of the critical path items that are the responsibility of Owner under this Agreement, including the timely delivery of Owner-Furnished Equipment and timely acquisition of Owner Permits, (b) any failure to ensure sufficient on site Owner representatives when requested by Contractor for testing observation, (c) any delays (whether by Owner or Utility or any other Person other than Contractor or any Subcontractor) with respect to construction or completion of any Interconnection facilities or network upgrades necessary for interconnecting the Facility (including the Utility’s failure to energize the substation on or before December 16, 2016) or any telemetry required for the Facility (including T-1 lines) and (d) any event or circumstance that is identified in this Agreement as an Owner Caused Delay.

“Owner Event of Default” has the meaning set forth in Section 12.1.

“Owner-Furnished Equipment” shall mean the Equipment identified in Exhibit X-1.

“Owner Indemnified Parties” means (i) Owner, its parent and the Facility Lenders, (ii) any Affiliate of a Person described in clause (i), and (iii) any director, officer, partner, member, manager, agent or employee of a Person described in clause (i) or (ii).

“Owner Permits” has the meaning set forth in Section 3.6.

“Owner’s Representative” means the employee of Owner (or Owner’s Affiliate) designated by Owner in accordance with Section 3.2 to act as Contractor’s primary point of contact.

“Parent Guarantee” has the meaning set forth in Section 5.11.

“Parties” means Owner and Contractor.

“Party” means Owner or Contractor.

“Payment Bond” has the meaning set forth in Section 5.6(a).

“Payment Schedule” means the payment schedule set forth in Exhibit E, according to which the Contractor earns progress payments against the Contract Price during the Work in accordance with the provisions of Section 5.3.

“Performance Bond” has the meaning set forth in Section 5.6(a).

“Performance Improvement Period” has the meaning set forth in Section 4.9(b)(i).

“Performance Liquidated Damages” means the liquidated damage amounts payable by Contractor in respect of the performance of the Facility pursuant to Section 4.9(b)(ii) or Section 4.9(b)(iv) as the case may be.

“Performance Ratio Test” means the performance ratio test set forth in Exhibit R.

“Performance Tests” means the Capacity Test and the Performance Ratio Test.

“Permits” means all permits, licenses, authorizations, consents, orders, waivers, franchises, registrations, variances, extensions, filings, notifications, certificates, exemptions and approvals and other authorizations obtained from or made with any Governmental Authority.

“Person” means any individual, limited liability partnership, limited liability company, partnership, corporation, association, joint stock company, business, trust, estate, joint venture, unincorporated organization, government or political subdivision thereof, governmental agency or other entity.

“Power Purchase Agreement” means that certain Power Purchase Agreement dated as of June 30, 2015 by and between Owner and the Utility, a copy of which Contractor acknowledges has been provided by Owner to Contractor.

“PR” has the meaning set forth in Exhibit R.

“Preliminary Work” has the meaning set forth in the Recitals to this Agreement.

“Preliminary Work Provider” has the meaning set forth in the Recitals to this Agreement.

“Project Manager” means the Project Manager designated by Contractor pursuant to Section 2.5(f).

“Project Schedule” means the schedule for the Work attached hereto as Exhibit G, as such schedule may be adjusted pursuant to this Agreement. References to the Project Schedule shall be deemed to include reference to the Guaranteed Mechanical Completion Date and the Guaranteed Substantial Completion Date, as the context requires.

“Proprietary Interest” has the meaning set forth in Section 10.2(a).

“Prudent Industry Standards” means, with respect to Contractor’s performance of its obligations under this Agreement, at a particular time, in the exercise of reasonable judgment in light of the facts known, or that should have been known, at the time a decision was made, those practices, standards, designs, methods, means, techniques, equipment and acts that would require a Person to: (a) perform its duties in good faith and as a reasonably prudent contractor and in compliance with applicable Law and applicable Permits, (b) perform its duties in compliance with the requirements of the Solar Lease, the Interconnection Agreement and the Power Purchase Agreement in all material respects, (c) perform its duties in compliance with Good Utility Practices, (d) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the solar energy business would exercise in the conduct of its business and for the advancement or protection of its own interests, (e) perform the duties in accordance with applicable United States solar energy industry standards, taking into account the requirements to qualify for the ITC under Section 48 of the Internal Revenue Code, (f) use sufficient and properly trained and skilled personnel, and (g) use parts and supplies that meet the specifications set forth in the Solar Lease, the Interconnection Agreement and the Power Purchase Agreement. Prudent Industry Standards are not intended to be the optimum practice, method or acts to the exclusion of all others, but rather are intended to be any of the practices, methods or actions generally accepted in the United States that meet the foregoing standards.

“Punchlist” means the list of Work uncompleted upon the achievement of Substantial Completion for the Facility, the lack of which or the failure of which to complete (considered individually and in the aggregate) does or will not adversely affect the safe, reliable, normal and continuous operation of the Facility in compliance with the requirements of this Agreement, Legal Requirements and Prudent Industry Practices.

“Purchase Order Assignment” means the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit Z.

“Receiving Party” has the meaning set forth in Section 16.4(a).

“Release” or “Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into soil, surface water, ground water, land surface, subsurface strata, ambient air, wildlife, plants or other natural resources.

“Relevant Matter” has the meaning set forth in Section 11.3(k).

“Remedial Action Plan” has the meaning set forth in Section 4.2(b).

“Retainage” has the meaning set forth in Section 5.3(d).

“Review Date” means the date that is forty five (45) days following the Effective Date.

“Scope of Work” means the Scope of Work attached hereto as Exhibit B.

“Site” means the real property on which the Facility will be located as further described in Exhibit I.

“Site Conditions” has the meaning set forth in Section 7.4.

“Solar Lease” means, collectively, (i) that certain Lease between Owner and William R. Storms and wife Shelby H. Storms, dated October 20, 2015, as amended by Amendment of Lease dated January 22, 2016, and as further amended by Second Amendment of Lease dated July 19, 2016 and (ii) that certain Lease between Owner and Boyce Gerald White, Jr. and wife Katherine S. White, dated November 7, 2013, as amended by Amendment of Lease dated January 25, 2016, and as further amended by Second Amendment of Lease dated July 19, 2016, copies of which Contractor acknowledges have been provided by Owner to Contractor.

“Spare Parts” has the meaning set forth in Section 2.10.

“Subcontractor” means any Person with whom Contractor enters into an arrangement for the performance of the Work or for the supply of services or Equipment to Contractor, including Persons at any tier with whom any Subcontractor has further subcontracted any part of the Work, and the legal or personal representatives, successors, and assigns of such Person; excluding, for the avoidance of doubt, suppliers of Owner-Furnished Equipment and the Preliminary Work Provider to the extent each such Person does not otherwise meet the requirements of this definition.

“Substantial Completion” has the meaning set forth in Section 4.5(a).

“Substantial Completion Certificate” means a notice in the form attached as Exhibit K delivered by Contractor to Owner pursuant to Section 4.5(b) indicating that, in Contractor’s opinion, the Facility has satisfied the requirements for Substantial Completion.

“Substantial Completion Cliff Liquidated Damages” has the meaning set forth in Section 4.7.

“Substantial Completion Date” means the date on which the Facility achieves Substantial Completion, as set forth in a Substantial Completion Certificate.

“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any taxing or Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not or in respect to failure to comply with any requirement concerning Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

“Utility” means Duke Energy Progress, LLC.

“Warranty Period” has the meaning set forth in Section 8.2.

“Work” means all work to be performed by Contractor under this Agreement and, subject to Section 2.11, the Preliminary Work, including, except as explicitly excluded, engineering and design, procurement, construction and erection, installation, training, start-up (including calibration, inspection and start-up operation), and testing with respect to the Facility on a turnkey basis as more fully set forth in Exhibit B. Work includes, except as explicitly excluded, (i) all labor, materials, equipment, services and any other items to be used by Contractor or its Subcontractors in the prosecution of this Agreement, wherever the same are being engineered, designed, procured, manufactured, delivered, constructed, installed, trained, erected, tested, started-up or operated during start-up and testing and whether the same are on or are not at the Site; (ii) all supervision and administration; and (iii) all related items which would be required of an engineering, procurement and construction contractor of projects of comparable size and design acting in accordance with Prudent Industry Standards which are necessary for the Facility to achieve Final Acceptance in accordance with the terms of this Agreement, the Power Purchase Agreement, the Interconnection Agreement, the Solar Lease and all applicable Legal Requirements. Subject to the foregoing, Contractor shall be responsible for providing any and all additional items and services which are not expressly included by the terms of this Agreement and which are required to achieve Final Acceptance, provided that such additional items and services may be reasonably inferred from the terms and conditions of this Agreement and the Scope of Work.

“Work Product” has the meaning set forth in Section 6.2.

1.2           Interpretation. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole, the terms “includes” or “including” shall mean “including, without limitation,” and references to a “Section,” “Article” or “Exhibit” shall mean a Section, Article or Exhibit of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given Exhibit, agreement, instrument or other document shall be a reference to that Exhibit, agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made. Except where a definition specifically refers to any Laws as in effect as of the Effective Date, references to Laws referenced in this Agreement refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. A reference to a Person includes its permitted successors and permitted assigns. The singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa. Unless expressly specified otherwise, “day” means a calendar day. The expression “and/or” shall connote “any or all of.”

ARTICLE II

CONTRACTOR RESPONSIBILITIES

2.1       General Services of Contractor. Contractor shall, on a fixed-price turnkey basis, and except as explicitly excluded, design, engineer, procure all Equipment (other than Owner-Furnished Equipment), erect, install, start-up, commission and test the Facility, perform all obligations set forth in the Scope of Work and perform related activities for the successful completion of the Work and the delivery of the Facility in compliance with the Contract Documents. The Parties understand that Contractor is obligated to perform all tasks required by the Scope of Work or reasonably implied by the Scope of Work to be necessary to deliver to Owner the completed and fully operational Facility meeting the requirements of the Contract Documents. All Work performed by Contractor and all Subcontractors shall be performed in accordance with good engineering design practices, sound construction procedures, Legal Requirements and Prudent Industry Standards.

2.2       Compliance with Laws. Throughout the performance of all aspects of the Work, Contractor shall, at Contractor’s sole cost, comply with, and shall ensure that each Subcontractor complies with, all Legal Requirements.

2.3       Labor. Contractor shall provide and be solely responsible for all labor and personnel required in connection with the Work. Contractor shall comply with all applicable prevailing wage requirements, Davis Bacon requirements, labor agreements and collective bargaining agreements, if any, and all applicable Laws related to labor and employment.

2.4       Environmental Laws. Throughout performance of the Work, Contractor shall comply, and shall ensure that each Subcontractor complies with, all Permits and applicable Environmental Laws. Without limiting the generality of the foregoing, Contractor shall not: (i) Release or permit the Release of Hazardous Materials brought on to the Site or generated at the Site by Contractor or a Subcontractor in connection with the Work, or (ii) negligently Release pre-existing Hazardous Materials or Hazardous Materials brought to the Site by Owner, and shall, if any such Hazardous Materials are so Released, remediate and prevent the spread of such Hazardous Materials. In the event Contractor encounters material reasonably believed to be a Hazardous Material on the Site, Contractor shall immediately (i) stop work in the affected area and notify Owner of the condition and (ii) submit a plan for Owner’s approval for remediating such Hazardous Material. Upon approval of such plan by Owner, Contractor shall remediate such Hazardous Material in accordance with the approved plan and shall thereafter resume work in the affected area. Contractor is entitled to an adjustment to the Contract Price, the Project Schedule, or both of them, to reflect the effect of such remediation on the completion of the Work except (x) if the Hazardous Materials were brought on to the Site or generated at the Site by Contractor or a Subcontractor; (y) to the extent that the cost of or time for remediating Hazardous Materials are increased due to delays in commencing remediation or other mishandling of the remediation by Contractor or a Subcontractor; and/or (z) to the extent that any preexisting Hazardous Materials or Hazardous Materials brought to the Site by Owner are negligently Released by Contractor or a Subcontractor.

2.5         Specific Services of Contractor. Without limiting the generality of Section 2.1, Contractor shall perform all of the following specific tasks in accordance with the Scope of Work in order to achieve Mechanical Completion, Substantial Completion and Final Acceptance for the Facility in accordance with this Agreement:

(a)     Supply and Procurement of Equipment. Contractor shall procure or supply and pay for all of the Equipment (except for Owner-Furnished Equipment), shall arrange and pay for the delivery of all Equipment (except for Owner-Furnished Equipment) to the Site, and shall arrange and pay for the unloading and storage of all of the Equipment (including Owner-Furnished Equipment) at the Site. With respect to each Equipment supply agreement that (i) relates to inverters, racking equipment or mounting equipment or (ii) provides for payments in excess of $2,000,000, the Contractor shall provide Owner with an opportunity to comment on drafts of such Equipment supply agreement and Contractor shall use commercially reasonable efforts to incorporate any of Owner’s comments received by Contractor (but only to the extent such Owner comments are received within seven (7) days of such Equipment supply agreement being delivered to Owner);

(b)     Engineering and Design. Contractor acknowledges and agrees that the Scope of Work sets forth Owner’s minimum design requirements for the Facility and the separate components, systems, items of Equipment, processes, and other portions of the Work. Except as explicitly excluded, Contractor shall at its own expense design and provide engineering services with respect to the Facility in a manner that shall be:

(1)     consistent with the actual conditions existing at the Site;

(2)     consistent with the requirements set forth in the Scope of Work;

(3)     consistent with the requirements of the Solar Lease, the Power Purchase Agreement and the Interconnection Agreement;

(4)     sufficient, complete and adequate in all respects necessary to enable the Facility (A) to satisfy the requirements of Substantial Completion by the Guaranteed Substantial Completion Date and (B) to satisfy the requirements of all applicable Permits; and

(5)     in conformance with applicable Legal Requirements and Prudent Industry Standards.

Contractor shall provide all design and engineering drawings to Owner for its review. Owner shall have the right, but not the obligation, to review all design and engineering drawings, ask related questions and provide comments and shall do so within five (5) Business Days of receipt. Contractor shall consider, but shall have no obligation to accept, Owner’s comments; provided however, that (i) Owner may direct Contractor to make such changes to the design and engineering of the Facility as Owner reasonably believes are necessary by issuing a Change Order and (ii) Contractor shall address any comments which demonstrate that such drawings are not in compliance with the requirements of this Agreement. Unless required to comply with applicable Legal Requirements or Prudent Industry Standards, Contractor shall be entitled to an adjustment in the Contract Price, the Project Schedule, or both of them, in the event that the original design conformed to the Scope of Work and the change directed by Owner increases the cost of the Work or Contractor’s time of performance or both. No such review or requested changes shall impose any liability on Owner (other than to make payment in accordance with any applicable Change Order) or relieve Contractor of any of its ultimate responsibility for the design, engineering and performance of the Facility as provided in this Agreement.

(c)     Construction and Installation. Contractor shall provide, install, complete and pay for all labor, Equipment, tools, supplies, construction equipment and machinery, utilities and consumables, transportation and other facilities and services (including any temporary materials, equipment, supplies and facilities) necessary for the proper execution and completion of the Work, except that Owner shall pay for and cause delivery of the Owner-Furnished Equipment that will be inspected, off loaded, stored, secured and installed by Contractor. All construction and installation performed by Contractor under this Agreement shall be in accordance with the given manufacturer’s written instructions and the specific instructions of the manufacturer’s representative, unless otherwise agreed by Owner in advance in writing, sound construction procedures, Prudent Industry Standards and all Legal Requirements.

(d)     Utilities. Contractor shall provide and pay for all of the utilities used or required at the Site in connection with the installation, start-up, commissioning and final completion of the Facility.

(e)     Equipment Documentation and Equipment Training. On or before the Final Acceptance Date for the Facility, Contractor shall provide Owner with all Equipment Documentation for the Facility. On or before the Substantial Completion Date for the Facility, Contractor shall provide Owner’s (or its operator’s) personnel with up to five (5) days of on-site training, pursuant to a training schedule to be mutually agreed by the Parties prior to Mechanical Completion, in the use and operation of the Equipment incorporated into the Facility. The cost of providing such training shall be included within the Contract Price. The cost of providing personnel to be trained (including the costs of required personal protective equipment, meals and transport and incidental items) shall be Owner’s cost. All training shall be provided in English. Owner shall ensure that all personnel to be trained by Contractor pursuant to this Section (e) shall be skilled labor or technicians, with a minimum of five (5) years’ work experience (or such lesser period as may be agreed by the Parties).

(f)     Project Management. Exhibit V contains a list of Contractor’s key personnel and their respective positions. Contractor shall not replace any of the key personnel in the positions listed in Exhibit V without the prior written consent of Owner, which consent shall not be unreasonably withheld. Contractor’s Project Manager shall act as Contractor’s liaison with Owner and shall have the authority to administer this Agreement on behalf of Contractor and bind Contractor. Contractor’s Project Manager shall have overall day-to-day responsibility for managing and directing the performance of the Work and shall issue and receive communications on Contractor’s behalf under this Agreement. In addition to the key personnel required hereunder, Contractor’s construction management staff shall include site engineering staff, contract administration staff, project controls, construction specialists, safety, environmental and quality control personnel, and such other personnel as Contractor may require to manage performance of the Work.

(g)     Permits. Contractor shall obtain (including as assignee or successor in interest to the Preliminary Work Provider), before required under any Law, including Environmental Law, and maintain in full force and effect and pay for the following Permits (the “Contractor Permits”): (i) all the Permits listed in Exhibit C-1, (ii) all other Permits necessary for Contractor and any Subcontractor to do business in the jurisdiction where the Facility is located and the Work is to be performed, and (iii) all other Permits required to be obtained to perform the Work, including all Permits required to be obtained in the name of Owner with respect to the Work or the construction, commissioning, start-up, testing, or energization of the Facility. In connection with the foregoing, Contractor shall promptly following the Effective Date apply to become a licensed contractor in the State of North Carolina. During the pendency of the issuance of such license, Owner shall provide Contractor with such reasonable assistance as Contractor may request to assist Contractor in performing the Work; provided, however, that such assistance shall not include any obligation on Owner to amend the Scope of Work or Contractor’s responsibility therefor, and Owner’s actions with respect to same shall not be deemed to be an Owner Caused Delay. For the avoidance of doubt, Contractor’s delay in or failure to obtain the State of North Carolina contractor license described herein shall not be construed to be a Force Majeure Event. Notwithstanding the foregoing, Contractor shall not be required to obtain the Owner Permits. Contractor shall promptly provide Owner with copies of all Contractor Permits upon Contractor’s obtaining such Contractor Permits. In order to assist Contractor in obtaining the Contractor Permits, Owner shall provide Contractor with such reasonable assistance as Contractor may request. Contractor shall conduct the Work in compliance with the Permits and shall be responsible for the satisfaction of all conditions set forth in the Permits except to the extent otherwise indicated on Exhibit C-1 or Exhibit C-2.

(h)     Security; Safety. Contractor shall be responsible for the security of the Work and all materials and Equipment prior to Substantial Completion and shall coordinate with Owner for the ingress and egress of Contractor’s personnel to and from the Site. Contractor shall comply with, and require all Subcontractors to comply with, the security and safety procedures set forth in Exhibit D.

(i)     Local and General Conditions. Contractor acknowledges and agrees that it has satisfied itself as to the general and local conditions and circumstances affecting the Work, including technical information and requirements, conditions affecting transportation, disposal, handling and storage of materials at the Site, availability and conditions of roads, availability of housing, climatic conditions and seasons, physical conditions at the Site, topography and ground surface materials to be encountered, Permits delivered by Owner to Contractor prior to the Effective Date, geotechnical conditions as described in the Geotechnical Report, the Site Conditions and Equipment and facilities needed for performance of the Work, construction, installation or operation of the Facility. Contractor shall only use the entrances to the Site specified by Owner for ingress and egress of all personnel, Equipment, and vehicles. Contractor shall perform the Work consistent and in accordance with Owner’s rights under the Solar Lease and Owner’s real property rights in and to the Site to the extent Owner has brought any restrictions or specific requirements to Contractor’s attention prior to execution of this Agreement. Contractor’s failure to acquaint itself with the general or local condition or circumstances affecting the Work existing as of the date of this Agreement as set forth above shall neither relieve it from the responsibility for successfully performing this Agreement, nor entitle Contractor to an adjustment to the Contract Price or Project Schedule.

(j)     Other Activities. Contractor shall not (i) create or place, or suffer to exist, any liens, security interests or other encumbrances on the Facility, the Equipment or the Site arising out of the performance of the Work other than mechanic’s liens or similar liens or security interests arising by operation of Law for the sole purpose of securing Owner’s obligation to pay Contractor for Work performed hereunder provided that Contractor complies with its obligations under Section 5.8 with respect thereto, or (ii) except as expressly provided in this Agreement without the express prior written consent of Owner, take any action that is permitted for Owner or exercise any right or remedy of Owner under the Power Purchase Agreement, the Solar Lease or Interconnection Agreement.

(k)     Ownership of Green Attributes.

(i)     Contractor acknowledges that Owner shall own, and may assign or sell in its sole and absolute discretion, all right, title and interest in all green attributes, renewable energy credits, production, investment and/or energy Tax credits (or grants in lieu of) and/or any other environmental financial incentives or similar financial rebates or incentives associated with or resulting from the development, installation and ownership of the Facility or the production, sale, purchase or use of the energy output of the Facility (collectively “Environmental Attributes”). If any such Environmental Attributes are initially credited to or treated as owned by Contractor, Contractor shall cause, to the extent permissible under applicable Law, such Environmental Attributes to be assigned or transferred to Owner without delay or otherwise pay to Owner the financial benefit of any such Environmental Attributes obtained by Contractor.

(ii)     Contractor shall provide reasonable assistance to Owner in the preparation and submittal of all documents necessary to participate in or obtain any Environmental Attributes available to Owner and/or Utility. Contractor shall provide reasonable assistance to Owner in Owner’s efforts to meet the requirements for any certification, registration, or reporting program relating to Environmental Attributes.

(iii)     Contractor’s obligation to assist Owner or Utility in connection with Environmental Attributes pursuant to clause (ii) above shall cease upon Final Acceptance.

(l)             Condition of the Site. Contractor shall at all times comply with all requirements of Owner and Legal Requirements with respect to the use, occupancy and condition of the Site, including use of parking areas by Contractor and any Subcontractors, location and maintenance of storage and laydown areas used by the Contractor, and shall maintain the Site and all other areas used by the Contractor free from accumulation of waste material or rubbish, and shall, prior to Final Acceptance, remove any rubbish from the Site and all tools, scaffolding, equipment and unused materials. Contractor shall leave the Work and the Site in a clean, neat and workmanlike condition.

(m)          O&M Manual. On or before the Substantial Completion Date for the Facility, Contractor shall deliver to Owner an operation and maintenance manual for the Facility (the “O&M Manual”) which shall contain all instruction manuals and special directions provided by Equipment manufacturers or vendors and all information necessary and appropriate for the start-up, operation, maintenance and repair of the Facility, including complete Equipment and system instructions and procedures for the start-up, operation, maintenance and repair of the Facility. The O&M Manual shall be consistent with Prudent Industry Standards and Legal Requirements.

(n)           Deliverables. Contractor shall timely provide to Owner all deliverables and written materials required to be delivered hereunder and as set forth in Exhibit S.

2.6      Subcontractors. Contractor may employ Subcontractors for the performance of portions of the Work; provided, that Contractor obtains Owner’s prior written approval of each Major Subcontractor, which approval shall not be unreasonably withheld or delayed. A list of Major Subcontractors preapproved by Owner is set forth in Exhibit O. Contractor shall be fully responsible and liable for all Work performed by, and all acts or omissions, of each Subcontractor. Contractor shall ensure that all Subcontractors performing Work at the Site shall be licensed as required by Laws applicable at the Site. Contractor shall promptly pay when due under the applicable subcontracts all undisputed amounts payable to its Subcontractors. Contractor shall cause its Subcontractors not to create or place any liens, security interests or other encumbrances on the Facility, the Equipment or the Site other than mechanic’s liens or similar liens or security interests arising by operation of law for the sole purpose of securing Contractor’s obligation to pay a Subcontractor for Work performed hereunder provided that Contractor complies with its obligations under Section 5.8 with respect thereto.

(a)         No Privity with Subcontractors. Owner shall not be deemed by virtue of this Agreement to have any contractual obligation to, or relationship with, any Subcontractor, and, except as otherwise expressly stated herein, all Work shall be performed solely by Contractor and its Subcontractors.

(b)       Review Not Relief of Contractor’s Liability. Any Owner inspection permitted or required under this Agreement of any portion of the Work, either completed or in progress, shall not relieve Contractor of any duties, liabilities or obligations under this Agreement.

(c)     Major Subcontract Review. Contractor shall promptly notify Owner if any contract with a Subcontractor has a contract price or anticipated value in an amount that is equal to or greater than two million dollars ($2,000,000) (each such contract with a Subcontractor a “Major Subcontract”). Contractor shall provide Owner with a list of all Major Subcontracts within sixty (60) days after the Effective Date and shall update such list on a monthly basis thereafter. Contractor shall deliver to Owner an unpriced copy of each Major Subcontract, which may also exclude other commercially confidential information. The review by Owner regarding any Subcontractor or subcontract shall not relieve Contractor of any of its duties, liabilities or obligations under this Agreement, and Contractor shall be liable hereunder for the performance, acts and omissions of such Subcontractors.

(d)     Required Provisions in Major Subcontracts. Contractor shall cause each Major Subcontract and each supply agreement with a Subcontractor for Major Equipment to be assignable by Contractor to Owner and the Facility Lenders (as collateral security or absolutely) without the prior consent of such Subcontractor, in accordance with this Section 2.6(d). Each such Major Subcontract and supply agreement shall provide that, upon notification to the Subcontractor from Owner that, (a) this Agreement has been terminated and (b) Owner or a designee thereof will thereafter be assuming Contractor’s future rights and obligations under such Major Subcontract or supply agreement, then such Subcontractor shall continue to perform all of its obligations under such Major Subcontract or supply agreement for the benefit of Owner or the Facility Lenders and shall recognize Owner or the Facility Lenders as being vested with all of the future rights and obligations of Contractor under such Major Subcontract or supply agreement; provided that Contractor shall maintain all rights and claims against each Subcontractor for the portion of Work previously performed. Notwithstanding the foregoing, it is specifically understood and agreed (and each Subcontractor shall so acknowledge in its subcontract) that no Subcontractor shall have any right to look to Owner or the Facility Lenders for the performance of Contractor’s obligations under any subcontract unless and until such Subcontractor has received notification that its subcontract has been transferred to Owner or such designee and then only with respect to future obligations under such subcontract.

2.7      Independent Contractor. Contractor shall be an independent contractor with respect to the Facility and the Work, and neither Contractor nor its Subcontractors nor the employees of either shall be deemed to be agents, representatives, employees or servants of Owner in connection with this Agreement. Owner shall not have the right to control, nor any actual, potential or other control over the methods and means by which Contractor or any of its agents, representatives, Subcontractors or employees conducts its independent business operations. The Parties covenant and agree that in the performance of the Work, Contractor shall not perform any act or make any representation to any Person to the effect that Contractor or any of its agents, representatives or Subcontractors, is the agent of Owner. Contractor, Subcontractors, and the employees of either shall have no right and shall make no claim under any employee plan or benefit plan or program of Owner or any of its Affiliates.

2.8     Security and Safety Procedures. Contractor shall hold the Contractor Personnel (when working at the Site) to the standards set forth in Exhibit D, including but not limited to the policies regarding drugs and alcoholic beverages set forth therein. Contractor shall promptly remove, and deny access to the Site to, any Contractor Personnel who violate such standards hereunder upon Owner’s request, and in any event within one (1) day of receipt of such request. In addition to the foregoing, in the event Owner believes that any Contractor Personnel is violating the standards of care and performance contained in this Agreement, upon notice from Owner, Contractor and Owner shall meet to discuss and mutually agree upon a resolution of such issues which may include the removal of such Contractor Personnel. Contractor shall promptly provide Owner with: (a) verbal notification of recordable accident(s) within 24 hours, (b) written accident reports for O.S.H.A. lost time and recordable accidents that occur at or in connection with construction of the Facility within seven (7) days of the accident, prepared in accordance with the safety and security assurance program approved by Owner pursuant to this Section, and (c) copies of all written communications with any Governmental Authority and insurance company (including any notices, written warnings, notice of violation, or cease and desist orders) with respect to accidents or inspections that occur at or in connection with construction of the Facility within seven (7) days of receipt by Contractor, and thereafter provide such written reports relating thereto as Owner may reasonably request.

2.9     Quality Assurance Plan. Contractor shall comply with and implement Contractor’s quality assurance plan, a copy of which is attached as Exhibit N.

2.10     Spare Parts. At any time prior to Substantial Completion, Owner may from time to time request that Contractor procure and deliver any of the items of Equipment set forth on Exhibit P (the “Spare Parts”) in such quantities as Owner may specify, and, to the extent such request is made at least thirty (30) days prior to Substantial Completion and it is commercially reasonable to procure the applicable Spare Parts within the period remaining until Substantial Completion, Contractor shall procure and deliver such requested Spare Parts as a condition to Substantial Completion. Owner shall pay Contractor for any Spare Part so procured and delivered at the per-unit price set forth for such Spare Part in Exhibit P, with no markup or additional cost. If any Equipment fails before Substantial Completion, then Contractor may withdraw Spare Parts from Owner’s stock of Spare Parts procured under this Section 2.10, to the extent that such Spare Parts are available in Owner’s stock, so that the Equipment that failed may be returned to operating condition. Contractor shall replace any such Spare Parts at its cost. Subject to the immediately preceding sentence in respect of Contractor’s obligation to replace Spare Parts used by Contractor, the Contract Price does not include the cost of Spare Parts.

2.11     Preliminary Work. Contractor acknowledges and agrees that, subject to the terms of this Section 2.11, Preliminary Work shall be incorporated into and form part of the Work. If Contractor identifies in writing to Owner prior to the Review Date any Preliminary Work that is defective, deficient or otherwise not in conformance with the standards of other Work required under this Agreement, then Contractor shall be entitled to a Change Order for an equitable adjustment to the Project Schedule, the Contract Price, or both of them, as a result of such defective, deficient or non-conforming Preliminary Work, which such Change Order shall be issued in accordance with ARTICLE VII; provided, however, that Owner may at its discretion waive in writing any defective, deficient or non-conforming Preliminary Work in lieu of any such Change Order being issued; provided further, that the consequences of any such waiver shall, notwithstanding anything to the contrary herein, be at Owner’s sole cost and risk. Owner shall in all events assume all liability and it shall defend, indemnify, and hold harmless the Contractor Indemnified Parties from and against any and all Claims made by the Preliminary Work Provider against any Contractor Indemnified Party in connection with or related to the Preliminary Work.

2.12     Assigned Equipment. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that Contractor shall not be liable to Owner hereunder with respect to the terms and conditions of the purchase orders and other agreements relating to the Assigned Equipment (but excluding, for the avoidance of doubt, warranties, which remain subject to the terms of ARTICLE VIII) but only to the extent of any such terms and conditions which Contractor identifies in writing to Owner prior to the Review Date as containing provisions that are inconsistent with the terms and conditions of this Agreement and standard of Work required hereunder. With respect to any such items for which Contractor is not liable as determined in accordance with the preceding sentence, Contractor shall be entitled to a Change Order for an equitable adjustment to the Project Schedule and the Contract Price if (a) any such inconsistency causes, or could be reasonably expected to cause, any Work that is affected thereby to be defective, deficient or otherwise not in conformance with the standards of Work hereunder, and (b) Owner requires Contractor to correct the applicable defect, deficiency or inconsistency, which such Change Order shall be issued in accordance with ARTICLE VII; provided, however, that Owner may at its discretion waive in writing any defective, deficient or non-conforming Work in lieu of any such Change Order being issued; provided further, that the consequences of any such waiver shall, notwithstanding anything to the contrary herein, be at Owner’s sole cost and risk.

ARTICLE III

OWNER RESPONSIBILITIES

3.1     Access to Site. Owner shall provide at all times access to the Site sufficient to enable Contractor’s performance of the Work. Contractor shall allow Owner at all times complete and unobstructed access to the Site and the Work performed by Contractor hereunder provided that Owner shall (i) not unreasonably impede or unreasonably disrupt Contractor’s performance of the Work; and (ii) comply with the security and safety procedures set forth in Exhibit D. However, Owner may withhold any such right or access until the Payment Bond and the Performance Bond have been received in accordance with Section 5.6.

3.2     Owner’s Representative. Owner shall designate in writing an Owner’s Representative to represent the Owner and to receive communications from the Contractor. The Owner’s Representative shall have such authority to act for the Owner under this Agreement as is specified by Owner in the notice to Contractor appointing such Owner’s Representative; provided that Owner’s Representative shall under no circumstances have the authority to terminate or assign, or consent to the termination or assignment of this Agreement.

3.3     Review of Deliverables. Owner shall review all of the deliverables set forth on Exhibit S and provided by Contractor under this Agreement and shall do so within five (5) Business Days. Owner may, but shall not be obligated to, provide comments to Contractor regarding such deliverables. Contractor shall (i) make such changes to the deliverables as Owner reasonably believes are necessary, provided the same do not violate any of the other terms of this Agreement, and (ii) address any comments which demonstrate that such deliverables are not in compliance with the requirements of this Agreement. No such review or requested changes shall impose any liability on Owner or relieve Contractor of any of its responsibility under this Agreement.

3.4     Payment of Contract Price. Owner shall pay Contractor for the Work in accordance with this Agreement.

3.5     Compliance with Laws. Owner shall comply with all applicable Laws in performing its obligations under this Agreement.

3.6     Permits. Owner shall obtain the Permits described in Exhibit C-2 (the “Owner Permits”). In order to assist Owner in obtaining the Owner Permits, Contractor shall provide Owner with such reasonable assistance as Owner may request.

3.7     Owner-Furnished Equipment. Owner shall, at its sole cost and expense, deliver the Owner-Furnished Equipment to the Site in accordance with the critical path dates identified in the Project Schedule.

3.8     Coordination with Utility. Owner shall cause the Utility to (a) provide specifications for utility metering and telemetering equipment to be installed by Contractor, (b) subject to Contractor’s obligation to pay for power consumption as provided in this Agreement, make back-feed power available, if required, to the Facility, and (c) permit Interconnection of the Facility at the point of Interconnection specified in the Interconnection Agreement and accept electricity generated by the Facility, as needed, for commissioning and performance of the Performance Tests, in each case in accordance with the Project Schedule; provided that, Contractor shall properly design, commission and test the Interconnection facilities such that the Utility agrees to allow Interconnection.

ARTICLE IV

SCHEDULE, completion, INSPECTION and PERFORMANCE

4.1     Project Schedule. Contractor shall design, install, engineer, construct, start-up, test and commission the Facility and perform all Work hereunder in material conformance with the Project Schedule set forth in Exhibit G. The Project Schedule includes anticipated dates for achievement of significant project milestones, including the issuance of the Limited Notice to Proceed, Notice to Proceed, the start and completion dates for design, the anticipated award and delivery dates of long lead-time procured items, the start and completion dates for construction and testing, and the scheduled Mechanical Completion Date, Substantial Completion Date and Final Acceptance Date. This Section 4.1 shall not limit Contractor’s obligations to achieve Substantial Completion and Final Acceptance for the Facility by the dates provided in this Agreement.

(a)     Limited Notice to Proceed. On or after the Effective Date, Owner may, at Owner’s sole discretion, but subject to Contractor’s written agreement to the terms thereof, issue to Contractor a limited notice to proceed directing Contractor to commence and complete the LNTP Scope of Work under and in accordance with the terms of this Agreement (such notice a “Limited Notice to Proceed” or “LNTP”). All Work performed by Contractor prior to or pursuant to the Limited Notice to Proceed shall be deemed part of the Work. Owner shall have no obligation to Contractor under this Agreement until the Owner issues the Notice to Proceed, except that, upon issuance of a Limited Notice to Proceed, Owner shall be obligated to make the payments for Work as specified therein provided such Work is performed by Contractor in the manner required by such Limited Notice to Proceed and otherwise in accordance with the requirements of this Agreement.

(b)     Notice to Proceed. On or after the Effective Date, Owner may, at Owner’s sole discretion, issue to Contractor a notice to proceed directing Contractor to commence and complete all Work under and in accordance with the terms of this Agreement (such notice a “Notice to Proceed” or “NTP”). All Work performed by Contractor prior to the date of issuance of the Notice to Proceed shall be deemed part of the Work. In the event Owner fails to issue the Notice to Proceed on the date that is 180 days after the Effective Date, Contractor shall be entitled to a Change Order to be issued in accordance with ARTICLE VII.

(c)     Completion Date. Contractor shall achieve (i) Mechanical Completion on or before the Guaranteed Mechanical Completion Date and (ii) achieve Substantial Completion on or before the Guaranteed Substantial Completion Date and the Guaranteed Substantial Completion Cliff Date. Contractor shall be responsible for (x) Delay Damages as provided in Section 4.7 if it fails to achieve Mechanical Completion or Substantial Completion on or before the Guaranteed Mechanical Completion Date or the Guaranteed Substantial Completion Date (as such dates may be adjusted pursuant to this Agreement), respectively, and (y) Substantial Completion Cliff Liquidated Damages if it fails to achieve Substantial Completion on or before the Guaranteed Substantial Completion Cliff Date. Contractor shall not be excused from any failure to achieve Mechanical Completion or Substantial Completion by the Guaranteed Mechanical Completion Date or Guaranteed Substantial Completion Date (as applicable), except as the result of a Force Majeure Event, an Owner Caused Delay, Owner’s failure to issue the Notice to Proceed at the times set forth in Section 4.1(b), or approved changes in accordance with ARTICLE VII. The Guaranteed Substantial Completion Cliff Date shall not be subject to any extensions under this Agreement.

4.2     Contractor Schedule and Reports. Contractor shall prepare and submit to Owner updated progress schedules and progress reports on a regular basis (as requested, but no less often than monthly) in the form provided in Exhibit W and in such detail as Owner may reasonably request (provided, that any such report submitted on a monthly basis shall be submitted either no earlier than five (5) days prior to or in conjunction with the invoice package described in Section 5.3(b)), as well as such other reports relating to the Work as Owner shall reasonably request from time to time. From and after the issuance of the Limited Notice to Proceed or Notice to Proceed until Substantial Completion, Contractor’s Project Manager shall hold weekly progress meetings with the Owner’s Representative (and shall hold more frequent progress meetings at Owner’s reasonable request), to assess and verify actual progress, to predict future progress and to review and, if possible, resolve any construction-related issues that Owner or Contractor may wish to discuss.

(a)     Schedule Requirements. All schedules provided by Contractor must (i) be suitable for monitoring the progress of the Work, (ii) provide necessary data about the timing for Owner decisions, and all Owner milestones and commitments, and (iii) be in sufficient detail to demonstrate adequate planning for and completion of the Work.

(b)     Remedial Action Plan. If at any such weekly progress meeting it is determined that Contractor is more than two (2) weeks behind schedule in respect of any of the anticipated dates for achievement of critical path project milestones (identified as such in the Project Schedule), then Owner may deliver a written notice to Contractor and require that within ten (10) Business Days of Contractor’s receipt of such notice that Contractor submit to Owner a plan demonstrating the measures that Contractor has taken or will take in order to ensure that Mechanical Completion and Substantial Completion will occur no later than the Guaranteed Mechanical Completion Date and the Guaranteed Substantial Completion Date (as applicable) notwithstanding such missed significant project milestone(s) (such plan, a “Remedial Action Plan”). Contractor shall address all comments received from Owner during Owner’s review of the Remedial Action Plan, and Contractor shall implement Owner’s comments, except to the extent refusal is consistent with Prudent Industry Standards, in which case Contractor shall provide a written statement describing why any of Owner’s comments or proposed changes to the Remedial Action Plan were not implemented by Contractor. The cost of carrying out a Remedial Action Plan shall be borne by Contractor except to the extent Contractor has the right to request a Change Order pursuant to ARTICLE VII in connection with such delay giving rise to the need for the Remedial Action Plan. In case Contractor disputes any of the foregoing, the Parties shall refer the matter for determination in accordance with the dispute resolution provisions of Section 16.3.

4.3     Mechanical Completion.

(a)     Notice of Mechanical Completion. No less than fourteen (14) days prior to the date it expects to have achieved Mechanical Completion, Contractor shall give Owner notice of the expected date of Mechanical Completion.

(b)     Mechanical Completion of the Facility. “Mechanical Completion” of the Facility shall mean and shall be deemed to have occurred when each of the following conditions has been satisfied:

(1)     the Facility has been installed in accordance with the Contract Documents, except that Interconnection has not occurred and it has not been synchronized into the grid, is mechanically and electrically sound, and is ready for synchronization, initial start-up, adjustment, testing and commissioning; and

(2)     the Facility is ready to be started-up and thereafter, following synchronization into the grid and satisfactory adjustment, testing and commissioning, will be ready to be continuously operated without damage to the Facility or any other property and without injury to any Person and without voiding any third-party warranties.

(c)     Application of Mechanical Completion. When Contractor believes Mechanical Completion for the Facility has been achieved, Contractor shall notify Owner by delivering to Owner a Mechanical Completion Certificate. Within five (5) Business Days after receipt of the Mechanical Completion Certificate, Owner shall either (i) notify Contractor that Mechanical Completion has been achieved and execute the certificate noting that the Mechanical Completion Date is the date on which Owner received the Mechanical Completion Certificate or (ii) notify Contractor that Mechanical Completion has not been achieved and provide a detailed explanation of the reasons therefor, except that if Owner requires additional time for review, then Owner shall provide Contractor written notice of the need for such additional time during the five (5) Business Day period recited above, and, if Owner subsequently rejects the Mechanical Completion Certificate, then the Contractor may request a Change Order for a day for day adjustment to the Project Schedule for each day after the fifth (5th) Business Day until the day on which the Owner issues the rejection of the Mechanical Completion Certificate. Owner shall in all events diligently cooperate with respect to Contractor’s ongoing performance of Work scheduled during the pendency of Owner’s review of the Mechanical Completion Certificate. In the event Owner rejects a Mechanical Completion Certificate delivered by Contractor, the Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve the applicable issue. If such issue is not resolved within five (5) Business Days of the delivery by Owner of its notice of rejection to Contractor, the Parties shall refer the matter for determination in accordance with the dispute resolution provisions of Section 16.3. If Owner’s rejection is a result of identified defects or deficiencies in the Work, Contractor shall correct such defects or deficiencies and/or perform such Work and the foregoing notice procedure shall be repeated until the requirements for Mechanical Completion have been met.

4.4     Installed Nameplate Capacity Inspection. Contractor shall keep a log of all module serial numbers installed at the Site and share this log with Owner on an ongoing basis for verification during construction. The total actual installed DC nameplate capacity for the Facility shall be determined by summing the module nameplate capacities as specified by the factory flash test reports for the modules, and verifying with module serial numbers for each module confirmed as installed in the Facility from the module serial number log. Within three (3) Business Days of receipt of notice from Contractor that the Facility is ready for inspection and as a condition to Final Acceptance, Owner shall review the data and inspect the Facility to determine whether the Facility has achieved the Expected Capacity in accordance with this Section 4.4, except that if Owner requires additional time for review, then Owner shall provide Contractor written notice of the need for such additional time during the three (3) Business Day period recited above, and, if Owner subsequently rejects the results of the inspection, then the Contractor may request a Change Order for a day for day adjustment to the Project Schedule for each day after the third (3rd) Business Day until the day on which the Owner issues the rejection of the results of the inspection. Owner shall in all events diligently cooperate with respect to Contractor’s ongoing performance of Work scheduled during the pendency of Owner’s review of the Expected Capacity of the Facility.

4.5     Substantial Completion.

(a)     Substantial Completion of the Facility. “Substantial Completion” of the Facility shall mean and shall be deemed to have occurred when each of the following conditions has been satisfied:

(1)     the Facility has achieved Mechanical Completion;

(2)     Contractor has (i) completed the Performance Tests on the Facility, (ii) delivered to Owner results demonstrating that the Facility has passed the Capacity Test and achieved the Guaranteed Capacity, and (iii) either (x) delivered to Owner results demonstrating that the Facility has passed the Performance Ratio Test and achieved the Guaranteed PR, (y) delivered to Owner results demonstrating that the Facility has achieved the Minimum Guaranteed PR, delivered notice to Owner pursuant to the last sentence of Section 4.9(b)(i) to exercise its option to improve performance of the Facility during the Performance Improvement Period, and paid Performance Liquidated Damages pursuant to sub-Section (10) below, calculated in accordance with Section 4.9(b)(ii), or (z) delivered to Owner results demonstrating that the Facility has achieved the Minimum Guaranteed PR and paid Performance Liquidated Damages pursuant to sub-Section (10) below, calculated in accordance with Section 4.9(b)(iv);

(3)     all requirements of Utility to perform testing and Interconnection of the Facility have been satisfied, and Contractor has delivered to Owner evidence thereof reasonably satisfactory to Owner, and the Facility has been physically Interconnected at its full capacity and is capable of delivering electric energy to the grid;

(4)     the Equipment has been commissioned so as to allow the commercial operation of the Facility or achievement of the commercial operation date under the Power Purchase Agreement;

(5)     all Spare Parts and special tools required to be delivered at Substantial Completion in connection with the Facility under this Agreement have been delivered to Owner;

(6)     all applicable Contractor Permits have been received, are in full force and effect, if necessary and permitted by Law, have been transferred to the Owner and copies thereof have been delivered to Owner;

(7)     the Facility complies with all applicable Legal Requirements and has passed all inspections by any applicable Governmental Authority;

(8)     to the extent not previously delivered, all lien waivers then required under ARTICLE V have been delivered to and received by Owner;

(9)     all Delay Damages and Substantial Completion Cliff Liquidated Damages payable by Contractor have been paid to Owner or the amount of the Contract Price remaining to be paid at Substantial Completion is sufficient to off-set the Delay Damages and Substantial Completion Cliff Liquidated Damages due, and Contractor agrees in writing that such damages may be off-set against the Contract Price remaining to be paid;

(10)     if applicable, all Performance Liquidated Damages accrued pursuant to Section 4.9 as of the Substantial Completion Date have been paid to Owner or the amount of the Contract Price remaining to be paid at Substantial Completion is sufficient to off-set such Performance Liquidated Damages, and Contractor agrees in writing that such damages may be off-set against the Contract Price remaining to be paid;

(11)     the design and construction of the Facility is in compliance with the requirements of the Contract Documents, the Power Purchase Agreement, the Solar Lease and the Interconnection Agreement;

(12)     Contractor has completed the required operations and maintenance training program for Owner’s personnel as agreed pursuant to Section 2.5(e), and Owner has received those documents set forth on Part I of Exhibit S (which documents shall not include an as-built drawing), including the O&M Manual;

(13)     the Commercial Operation Date as defined in the Power Purchase Agreement has occurred;

(14)     Owner and Contractor have agreed on a Punchlist of all uncompleted items in accordance with Section 4.5(c); and

(15)     Contractor has assigned to Owner all warranties and guarantees from all Subcontractors and vendors with respect to the Facility either pursuant the form of warranty assignment agreement attached hereto as Exhibit U or such other warranty assignment agreement in form and substance satisfactory to Owner.

(b)     Application for Substantial Completion. When Contractor considers that the criteria for Substantial Completion have been met, Contractor shall so notify Owner in writing by delivering to Owner a Substantial Completion Certificate. Within five (5) Business Days after Owner’s receipt of the Substantial Completion Certificate, Owner shall either (i) notify Contractor that Substantial Completion has been achieved and execute the Substantial Completion Certificate noting that the Substantial Completion Date is the date on which Owner received the Substantial Completion Certificate or (ii) notify Contractor that Substantial Completion has not been achieved and provide a detailed explanation of the reasons therefor, except that if Owner requires additional time for review, then Owner shall provide Contractor written notice of the need for such additional time during the five (5) Business Day period recited above, and, if Owner subsequently rejects the Substantial Completion Certificate, then the Contractor may request a Change Order for a day for day adjustment to the Project Schedule for each day after the fifth (5th) Business Day until the day on which the Owner issues the rejection of the Substantial Completion Certificate. Owner shall in all events diligently cooperate with respect to Contractor’s ongoing performance of Work scheduled during the pendency of Owner’s review of the Substantial Completion Certificate. In the event Owner rejects a Substantial Completion Certificate delivered by Contractor, the Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve the applicable issue. If such issue is not resolved within five (5) Business Days of the delivery by Owner of its notice of rejection to Contractor, the Parties shall refer the matter for determination in accordance with the dispute resolution provisions of Section 16.3. If Owner’s rejection is a result of identified defects or deficiencies in the Work, Contractor shall correct such defects or deficiencies and/or perform such Work and the foregoing notice procedure shall be repeated until the requirements for Substantial Completion have been met. Upon execution and delivery by Owner of the Substantial Completion Certificate, care, custody and control of the Facility shall pass to Owner; provided, however, Contractor shall not be relieved of its ongoing liabilities and obligations under this Agreement.

(c)     Punchlist. Prior to Substantial Completion, Owner and Contractor shall develop a comprehensive list of all known defects or deficiencies in the Work or discrepancies between installed Equipment or workmanship and that required by this Agreement that are then known to Owner or Contractor and that meet the requirements of this Agreement for inclusion on the Punchlist. A comprehensive Punchlist developed by Contractor of remaining Work for the Facility shall be agreed upon by Contractor and Owner and include a schedule pursuant to which each task will be performed by Contractor, except that (i) Contractor shall not thereby be excused from responsibility for any and all defects or deficiencies in the Work or discrepancies between installed Equipment or workmanship and that required by this Agreement that are not then known to Owner, and (ii) if any remaining Work, defects or deficiencies in the Work or discrepancies between installed Equipment or workmanship and that required by this Agreement does not meet the requirements of this Agreement for inclusion on the Punchlist, then Contractor shall complete such Work and correct such defects, deficiencies or discrepancies in accordance with this Agreement prior to achieving Substantial Completion.

(d)     Independent Engineer’s Certificate. Without limiting the requirements of Section 4.5(a), Owner may seek, at its own cost and expense, and Contractor shall provide reasonable assistance in obtaining, a certificate from the Independent Engineer with respect to Substantial Completion for the Facility, which may include certifications that the criteria required for Substantial Completion have been met. Such certification from the Independent Engineer shall in no event be considered a condition precedent to Substantial Completion or Final Acceptance.

4.6      Final Acceptance.

(a)     “Final Acceptance” of the Facility shall mean and shall be deemed to have occurred when each of the following conditions has been satisfied:

(1)     Substantial Completion for the Facility has occurred;

(2)     Owner has received from Contractor all as-built drawings for the Work in both PDF and CAD format;

(3)     Owner has received from Contractor all Equipment Documentation with respect to the Facility, including the log of flash test data described in Section 4.4;

(4)     Owner has received from Contractor all testing acceptance reports, final job books and each other item described on Exhibit S;

(5)     all Contractor’s materials and wastes related to the Facility have been removed from the Site and properly disposed of;

(6)     to the extent not previously delivered, all lien waivers then required under ARTICLE V have been delivered to and received by Owner;

(7)     the performance of the Work is 100% complete (other than warranty Work, as applicable), including the completion by Contractor to Owner’s satisfaction of all items set forth on the Punchlist; provided that the Parties may agree that any outstanding item of Work may be completed by Owner or otherwise be deleted from the Punchlist, subject to the Parties’ agreement of an appropriate sum to be paid or allowed by Contractor to Owner for such outstanding item of Work; and provided further that, notwithstanding any other provision of this Agreement, if the completion of any Punchlist item requires that the Facility be shut down or that its output be curtailed, Owner shall have the option of completing such Punchlist item itself and Owner shall deduct its reasonable and documented costs required to complete such Punchlist item from the monies otherwise due from Owner to Contractor hereunder;

(8)     the Facility has passed any additional final inspections by applicable Governmental Authorities that directly relate to the Scope of Work;

(9)     if Contractor has delivered notice to Owner pursuant to the last sentence of Section 4.9(b)(i) to exercise its option to improve performance of the Facility during the Performance Improvement Period, Contractor has (i) completed the Performance Tests on the Facility and (ii) either (x) delivered to Owner results demonstrating that the Facility has passed the Performance Ratio Test and achieved the Guaranteed PR or (y) if Contractor has failed to demonstrate that the Facility has achieved the Guaranteed PR, paid to Owner Performance Liquidated Damages pursuant to sub-Section (10) below and Section 4.9(b)(iv);

(10)     if applicable, all Performance Liquidated Damages accrued pursuant to Section 4.9 have been paid to Owner;

(11)     all Work performed at the Facility from and after the Substantial Completion Date is in compliance with the requirements of the Contract Documents and the Power Purchase Agreement, and the Facility is capable of being operated safely;

(12)     all Spare Parts withdrawn by Contractor from Owner’s stock pursuant to Section 2.10 have been replaced by Contractor; and

(13)     all undisputed amounts owed from Contractor to Owner have been paid.

(b)     Final Acceptance Certificate. When Contractor considers that the criteria for Final Acceptance for the Facility have been met, Contractor shall so notify Owner in writing by delivering to Owner a Final Acceptance Certificate. Within five (5) Business Days after Owner’s receipt of the Final Acceptance Certificate, Owner shall either (i) notify Contractor that Final Acceptance has been achieved and execute the Final Acceptance Certificate noting that the Final Acceptance Date is the date on which Owner received the Final Acceptance Certificate, or (ii) notify Contractor that Final Acceptance has not been achieved and provide a detailed explanation of the reasons therefor, except that if Owner requires additional time for review, then Owner shall provide Contractor written notice of the need for such additional time during the five (5) Business Day period recited above, and, if Owner subsequently rejects the Final Acceptance Certificate, then the Contractor may request a Change Order for a day for day adjustment to the Project Schedule for each day after the fifth (5th) Business Day until the day on which the Owner issues the rejection of the Final Acceptance Certificate. Owner shall in all events diligently cooperate with respect to Contractor’s ongoing performance of Work scheduled, if any, during the pendency of Owner’s review of the Final Acceptance Certificate. In the event Owner rejects a Final Acceptance Certificate delivered by Contractor, the Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve the applicable issue. If such issue is not resolved within five (5) Business Days of the delivery by Owner of its notice of rejection to Contractor, the Parties shall refer the matter for determination in accordance with the dispute resolution provisions of Section 16.3. If Owner’s rejection is a result of identified defects or deficiencies in the Work, Contractor shall correct such defects or deficiencies and/or perform such Work and the foregoing notice procedure shall be repeated until the requirements for Final Acceptance have been met.

4.7     Delay Damages. Subject to Section 12.4, in the event (a) Mechanical Completion has not occurred on or before the Guaranteed Mechanical Completion Date or (b) Substantial Completion has not occurred on or before the Guaranteed Substantial Completion Date, then, as Owner’s sole and exclusive remedy for Contractor’s failure to achieve Mechanical Completion or Substantial Completion by the Guaranteed Mechanical Completion Date or the Guaranteed Substantial Completion Date (as applicable), Contractor shall pay to Owner, as liquidated damages and not as a penalty, an amount equal to Fifteen Thousand Dollars ($15,000) per day for each day after (x) the Guaranteed Mechanical Completion Date until the Mechanical Completion Date or (y) the Guaranteed Substantial Completion Date until the Substantial Completion Date, as the case may be (the “Delay Damages”). Notwithstanding the foregoing, in the event Contractor achieves Substantial Completion by the Guaranteed Substantial Completion Date, Contractor shall have no obligation to pay Delay Damages on account of any failure by it to achieve Mechanical Completion by the Guaranteed Mechanical Completion Date and any Delay Damages previously assessed by Owner for delay in achieving Mechanical Completion shall be credited to the account of Contractor. In addition to the foregoing, in the event that Substantial Completion has not occurred on or before the Guaranteed Substantial Completion Cliff Date, then Contractor shall pay to Owner, as liquidated damages and not as a penalty, an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000) (the “Substantial Completion Cliff Liquidated Damages”); provided, however, that notwithstanding anything to the contrary herein, Contractor shall only be liable for Substantial Completion Cliff Liquidated Damages if, after failing to achieve Substantial Completion on or before the Guaranteed Substantial Completion Cliff Date, Owner is obliged to pay liquidated damages in the amount of Four Hundred and Fifty Thousand Dollars ($450,000) as a liquidated damage amount pursuant to Section 20.5 of the Power Purchase Agreement. The Substantial Completion Cliff Liquidated Damages shall not be subject to the Liquidated Damages Aggregate Cap.

4.8     Performance Tests.

(a)     As part of the Work, Contractor shall, at its sole expense, perform the Performance Tests in accordance with Exhibit R. In preparing for the performance of Performance Tests, the Contractor shall cooperate to the extent reasonably necessary with the Utility.

(b)     The Owner shall be permitted to have its own and its designees’ personnel (including personnel of the Facility Lender, the Independent Engineer and the Utility) on the Site to observe and/or verify all Performance Tests.

(c)     The Contractor shall give the Owner at least ten (10) Business Days written notice in advance of the date on which the Contractor intends to commence the initial Performance Test.

(d)     If the Facility fails a Performance Test, then, without prejudice to Section 4.5, Contractor shall undertake, pursuant to and subject to Section 4.9, all actions as may be necessary (at its own expense) to cure the failure, including re-performing the Performance Tests as necessary to demonstrate such cure.

4.9      Performance Tests and Performance Liquidated Damages.

(a)     Performance Tests.

(i)     Contractor guarantees that, subject to Section 4.9(b), the Facility shall achieve Guaranteed Capacity and the Guaranteed PR as set forth in Exhibit R during a completed Performance Test in accordance with all of the requirements of Exhibit R.

(ii)     Subject always to ARTICLE VII and ARTICLE IX, (1) Contractor’s obligation to meet the Guaranteed Capacity and the Minimum Guaranteed PR as set forth in Exhibit R is absolute, and (2) Contractor shall do all things necessary or appropriate to achieve the Guaranteed Capacity and Minimum Guaranteed PR including exercising each and every repair or replacement alternative, and retesting, regardless of cost to Contractor or difficulties associated therewith.

(b)     Performance Liquidated Damages.

If during any completed Performance Ratio Test, the measured Facility PR is less than the Guaranteed PR then, subject to the Facility achieving the corresponding Minimum Guaranteed PR, the following provisions shall of this Section 4.9 shall apply:

(i)     Without creating any Contractor right to extend any time or date by which tests must be performed hereunder, Contractor may repeat tests as it deems necessary to achieve the Guaranteed PR. If, on or before the date that is forty-five (45) days after the Guaranteed Substantial Completion Date, Contractor has demonstrated that the Facility has achieved the Minimum Guaranteed PR but has failed to demonstrate that the Facility has achieved the Guaranteed PR, Contractor may elect, at its option, to pay either (x) the Performance Liquidated Damages calculated in accordance with Section 4.9(b)(ii) for the period commencing on the Guaranteed Substantial Completion Date and ending one hundred and eighty (180) days after the Guaranteed Substantial Completion Date (the “Performance Improvement Period”) or (y) the Performance Liquidated Damages calculated in accordance with Section 4.9(b)(iv). Subject to Contractor’s right to repeat tests pursuant to the first sentence of this Section 4.9(b)(i), Contractor shall exercise such option by delivering a notice to Owner within five (5) Business Days after the completion of any Performance Ratio Test that demonstrates the Facility has achieved the Minimum Guaranteed PR; provided, however, that if Contractor fails to deliver such notice or fails to indicate either which option is exercised or its intention to repeat the test, Contractor shall be deemed to have elected to pay the Performance Liquidated Damages in accordance with Section 4.9(b)(iv).

(ii)     The Performance Liquidated Damages payable by Contractor during the Performance Improvement Period pursuant to Section 4.9(b)(i) are, for each thirty (30) day period during the Performance Improvement Period, an amount equal to Four Thousand Five Hundred Dollars ($4,500) per one percentage (prorated to the hundredth percent) shortfall against the Guaranteed PR; provided, however, that if Contractor demonstrates, during any such thirty (30) day period, that the Facility has achieved the Guaranteed PR, the Performance Liquidated Damages payable in respect of the applicable thirty (30) day period shall be reduced by multiplying them by a fraction, the denominator of which is thirty (30) and the numerator of which is the number of days elapsed since the start of the applicable thirty (30) day period until the date on which the Facility achieves the Guaranteed PR. No further Performance Liquidated Damages shall accrue following the date on which the Facility achieves the Guaranteed PR. Contractor shall pay Owner Performance Liquidated Damages calculated for each thirty (30) day period during the Performance Improvement Period pursuant to this Section 4.9(b)(ii) within ten (10) Business Days following the expiry of each such thirty (30) day period; provided, however, that the payment of all such Performance Liquidated Damages then accrued, if applicable, shall be a condition of achieving Substantial Completion pursuant to Section 4.5(a)(10).

(iii)     If Contractor has exercised the option set forth in clause (x) of Section 4.9(b)(i) to improve the performance of the Facility during the Performance Improvement Period, and Contractor fails, on or before the expiry of the Performance Improvement Period, to demonstrate that the Facility has achieved the Guaranteed PR, Contractor shall pay Performance Liquidated Damages calculated in accordance with Section 4.9(b)(iv).

(iv)     The Performance Liquidated Damages payable by Contractor pursuant to either (A) Section 4.9(b)(iii), (B) the proviso of clause (y) of Section 4.9(b)(i) or (C) the deemed election pursuant to the last sentence of Section 4.9(b)(i) are the amount of Five Hundred Thousand Dollars ($500,000) per one percentage (prorated to the hundredth percent) shortfall against the Guaranteed PR. Contractor shall pay Owner such amount, in respect of (A), within ten (10) Business Days following the expiry of the Performance Improvement Period as a condition of Final Acceptance, or, in respect of (B) and (C), as a condition of Substantial Completion.

(v)     Except as provided in ARTICLE XII, and provided that the Minimum Guaranteed PR has been satisfied pursuant to Section 4.9(a)(ii), payment of the Performance Liquidated Damages by Contractor shall constitute Contractor’s sole and exclusive liability and Owner’s sole and exclusive remedy relating to Contractor’s unexcused failure to achieve the performance guarantees.

4.10     Liquidated Damages Not a Penalty. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE UNDER THE PRESENTLY KNOWN AND ANTICIPATED FACTS AND CIRCUMSTANCES TO ASCERTAIN AND FIX THE AMOUNT OF ACTUAL DAMAGES THAT WOULD BE SUFFERED DUE TO A DELAY IN THE ACHIEVEMENT OF MECHANICAL COMPLETION AND SUBSTANTIAL COMPLETION AND REDUCTION IN PERFORMANCE RATIO FOR THE FACILITY. THEREFORE THE PARTIES ACKNOWLEDGE THAT THE DELAY DAMAGES, SUBSTANTIAL COMPLETION CLIFF LIQUIDATED DAMAGES and Performance Liquidated Damages ARE A FAIR AND REASONABLE DETERMINATION OF THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY OWNER FOR SUCH DELAYS AND REDUCTION IN PERFORMANCE, AND THAT THE DELAY DAMAGES and Performance Liquidated Damages DO NOT CONSTITUTE A PENALTY.

4.11     Inspection. All Work performed by Contractor and all Equipment shall be properly inspected by Contractor at its expense and shall be subject to inspection by Owner, Owner’s representatives, the Independent Engineer and the Facility Lenders at Owner’s own expense. Contractor shall provide access to all Equipment and related documents and information as reasonably required by Owner and such other Persons. If any Equipment (other than Owner-Furnished Equipment), material or Work is defective or not in conformance with this Agreement, the provisions of ARTICLE VIII shall apply. Such right of inspection, and any inspection actually conducted by Owner or such other Persons, shall not relieve Contractor of its responsibility for the proper performance of the Work or the proper functioning of the Equipment to the extent provided under this Agreement. Contractor shall furnish samples as reasonably required and shall provide reasonable assistance and cooperation necessary to permit tests to be performed on materials or Work determined by Owner to be defective or not in conformance with this Agreement. Contractor shall provide to Owner and such other Persons full and unsupervised access to the Facility and any other location or facility where Work is being performed upon reasonable prior notice and subject to Contractor’s customary safety rules and policies.

4.12     Work Notwithstanding Disputes. Unless otherwise agreed in writing, Contractor shall diligently carry on the Work during the pendency of any dispute so long as all undisputed amounts payable to Contractor have been paid. Upon resolution of such dispute, whether by agreement of the Parties or through a dispute proceeding, any amounts found to be owing by either Party shall be promptly paid by the Party owing payment to the other Party, together with interest at the Interest Rate, from the day following the date of the overpayment or underpayment, as applicable, until the date of repayment in full.

ARTICLE V

compensation and payment

5.1     Contract Price. As consideration to Contractor for the installation of the Equipment and the performance by Contractor of the Work and all other services hereunder, Owner shall pay Contractor the aggregate sum of Thirty Two Million Five Hundred Seventy One Thousand Four Hundred Ninety Dollars ($32,571,490) as such amount may be adjusted in accordance with the terms of this Agreement (the “Contract Price”).

5.2     Taxes, Royalties and License Fees. The Contract Price includes, and Contractor shall be responsible for the payment of, any and all sales, use, transfer or similar excise Taxes, or other impositions of any similar amount, including duties and import fees, that may be imposed or assessed by any Governmental Authority on Contractor, any Subcontractor or Owner solely on account of performance of the Work, except for those that may be imposed with respect to the Owner-Furnished Equipment. To the extent applicable and without limiting the generality of the foregoing, Contractor shall provide Owner all documentation (excluding Tax Returns) reasonably requested by Owner to establish that such Taxes have been paid. Contractor and Owner each shall, at the other’s reasonable request, cooperate with any efforts to obtain any available exemptions from Taxes with respect to the Work or any part of it, including property Taxes and any available Tax credits or grants, and shall execute and provide the requesting Party with all reasonably requested documentation (excluding Tax Returns) within its custody, control, or possession. Contractor shall pay all required royalties and license fees and shall procure (whether for itself or as agent for Owner), as required, the appropriate proprietary rights, licenses, agreements and permissions, for materials, methods, processes and systems that are incorporated into the Work, save and except for those related to the Owner-Furnished Equipment.

5.3     Payment Schedule.

(a)     Progress Payments. Exhibit E sets forth the Payment Schedule for the Site with respect to the aggregate Contract Price. The Payment Schedule shall be used as the basis for preparation of progress invoices as set forth below with respect to the Work, and, except as otherwise set forth herein, shall establish the amount to be paid to Contractor on a percentage complete basis each month of the Project Schedule.

(b)     Contractor Invoicing. On the 25th day of each calendar month the Contractor shall submit a draft invoice showing percentages complete projecting through the end of the current month. Contractor and Owner shall meet and agree to final percentages actually complete by the end of the month. Within five (5) Business Days after the end of each calendar month, Contractor shall submit an invoice package to Owner, in which Contractor shall certify that the Work for which payment is sought complies with the standards of performance hereunder. Each invoice shall be in the form attached as Exhibit M accompanied by supporting documents. Contractor’s invoice will provide accounting information in a form reasonably specified by Owner that will enable Owner to maintain segregated accounts of the Work for Owner’s records. Such segregation shall include separate accounting for (i) taxable and non-taxable expenditures with respect to buildings, land improvements and project management, Permit and license costs and Taxes and fees paid by Contractor and (ii) the cost of Equipment and Work that qualifies for ITCs and the cost of Equipment and Work that does not qualify for ITCs.

(c)     Conditions of Payment. Upon receipt of an invoice, Owner shall review the invoice package and reasonably verify the progress on the Project Schedule and other Work completed and the amounts for which payment is sought under the invoice. Within ten (10) Business Days after Owner receives an invoice and related documentation required under this Agreement from Contractor, Owner shall notify Contractor concerning any dispute over the accuracy of, or entitlement to, any amount of the invoice submitted by Contractor and the basis for such dispute. If Owner has not notified Contractor within such ten (10) Business Day period of any good faith objection to an invoice, Owner shall be deemed to have approved such invoice; provided, however, that any such approval shall not constitute approval of any Work reflected on such invoice or a waiver by Owner of any rights under this Agreement (other than the right to approve or dispute such invoice). Subject to the terms of this Section 5.3, Owner shall pay or cause to be paid to Contractor the full undisputed amount (as reduced by any Retainage or any set-offs) specified in each invoice within thirty (30) days after the day on which Owner originally received a properly supported and correct invoice; provided that:

(1)     Owner shall not be obligated to make any progress payment hereunder for Work that is not completed or for Work the completion of which is being disputed if Owner reasonably determines that the matters so certified to or by Contractor in an invoice with respect to such payment are materially erroneous; provided, however, that Owner shall pay the undisputed portion of the disputed progress payment and provided further that if Contractor disputes the decision of Owner and it is determined pursuant to Section 16.3 that Owner should have confirmed the matters so certified by Contractor with respect to such payment, but failed to do so, then Contractor shall be entitled to interest on all unpaid amounts withheld from such progress payment to be accrued at the Interest Rate from the date such progress payment would otherwise have been due to Contractor until the date paid to Contractor; and

(2)     Owner shall not be obligated to make any progress payment hereunder until Contractor has supplied Owner with the certification and lien waivers required pursuant to Section 5.7.

(d)      Retainage. Owner shall withhold from each progress payment an amount equal to five percent (5%) of such payment, which shall be held by Owner as retainage (“Retainage”). Contractor shall not be entitled to any interest payment by Owner on Retainage. Retainage shall be paid to Contractor in accordance with the following:

(1)     Within fifteen (15) Business Days after the Substantial Completion Date, all Retainage shall be paid to Contractor, minus an amount equal to two hundred percent (200%) of the aggregate agreed valuation of the Punchlist; and

(2)     Within fifteen (15) Business Days after the date on which the Punchlist items have been completed by Contractor in accordance with this Agreement, and provided that Substantial Completion has occurred, all remaining Retainage shall be paid to Contractor.

(e)     Late Payments. All amounts a Party owes the other Party under this Agreement which are not paid when due, shall bear interest on the unpaid balance at the Interest Rate from the due date until they are paid in full.

5.4      Payments Not Acceptance of Equipment or Services. No payment made hereunder shall be considered or deemed to represent that Owner has inspected Contractor’s Work or checked the quality or quantity thereof, or made a detailed examination, audit or arithmetic verification of any payment documentation, and shall not be deemed or construed as approval or acceptance of any Work, or as a waiver of any claim or right that Owner may then or thereafter have, including any rights with respect to warranty claims.

5.5     Withholding. Owner may withhold payment on any payments to be made hereunder (i) in an amount equal to payments previously made to Contractor which were not yet properly due and payable pursuant to this ARTICLE V; or (ii) for any other sums which Owner is entitled to recover from Contractor under the terms of this Agreement, including Delay Damages, Substantial Completion Cliff Liquidated Damages and Performance Liquidated Damages.

5.6     Payment and Performance Bonds.

(a)     No later than five (5) Business Days following the date on which Owner issues the Notice to Proceed, the Contractor shall obtain and deliver to Owner (i) a performance bond in form and substance reasonably satisfactory to Owner (a “Performance Bond”) and (ii) a payment bond in form and substance reasonably satisfactory to Owner (a “Payment Bond”), in each case issued by SwissRe and Travelers or any other issuer reasonably acceptable to Owner. The value of the Performance Bond and Payment Bond shall each be for an amount equal to one hundred percent (100%) of the Contract Price; provided, however, that the aggregate liability of the surety (or sureties, if more than one) shall not in any event (A) exceed one hundred percent (100%) of the Contract Price, or (B) be greater than Contractor’s liability hereunder. Upon any increase in the Contract Price in excess of ten percent (10%) of the prior Contract Price, Owner may request, and Contractor shall within ten (10) Business Days thereafter provide, an increase in the amount of the Performance Bond and the Payment Bond such that each remains at a value not less than the Contract Price. All costs associated with providing and maintaining the Performance Bond and the Payment Bond shall be borne by Contractor.

(b)     Owner shall have the right to apply the Payment Bond to satisfy any payment obligation of Contractor in connection with this Agreement that is not paid when due hereunder. Owner shall have the right to apply the Performance Bond to satisfy any performance obligation of Contractor in connection with this Agreement that is not performed when due hereunder. Owner shall deliver a copy of any demand made under each of the Payment Bond and Performance Bond to Contractor contemporaneously with the demand presented to the applicable surety; provided, however, that failure to so deliver such demand shall not create a right of objection to any payment to be made under either the Payment Bond or Performance Bond. Demands under the Payment Bond and Performance Bond shall include identification of the provision of this Agreement entitling Owner to demand thereunder.

(c)     On the Substantial Completion Date, Owner shall return the Performance Bond and the Payment Bond. Upon return of the Performance Bond and the Payment Bond, the Performance Bond and Payment Bond shall be deemed fully exonerated.

5.7     Releases and Waivers. On or before Owner’s remittance of each payment to be made pursuant to this Agreement, Contractor shall, in accordance with the provisions of this Section 5.7, provide to Owner releases and waivers to the extent of payment of (i) all of Contractor’s liens and other claims of lien and encumbrances, legal and equitable, against Owner, the Facility, the Site, and all other property and Equipment (to the extent created or brought about due to performance of the Work), and (ii) all Subcontractor’s liens, claims of lien, and encumbrances, legal and equitable, arising out of or in connection with the Work performed. The forms of required lien waiver are set forth in Exhibits F-1 through F-4, provided, however, that upon Owner’s request, Contractor shall deliver lien waivers on the applicable North Carolina Land Title Association form or a substantially similar form as may be required by any title insurance company as a requirement to issue a title policy to Owner without exception to mechanics or materialmen’s liens.

(a)       Interim Waivers. On or before any payment to Contractor hereunder:

(1)     Contractor shall duly execute and deliver to Owner a conditional lien waiver and release upon payment for Contractor dated as of the date of the applicable invoice in substantially the form attached hereto in Exhibit F-1 executed by such Subcontractor in the total amount of the payment being requested;

(2)     with respect to each Subcontractor, Contractor shall deliver to Owner a conditional lien waiver and release in the form included in Exhibit F-1. The amount of each such conditional lien waiver and release that is to be delivered by a Subcontractor in direct privity with Contractor shall not exceed the portion of the total amount of the payment being requested that is allocable to such Subcontractor;

(3)     Contractor shall duly execute and deliver to Owner an unconditional lien waiver and release upon payment for Contractor in substantially the form attached hereto in Exhibit F-2 with respect to all Work previously billed and paid through the date of the applicable invoice; and

(4)     with respect to each Subcontractor, Contractor shall deliver to Owner an unconditional lien waiver and release in the form included in Exhibit F-2 executed by such Subcontractor with respect to all Work previously billed and paid through the date of the applicable invoice.

(b)       Final Release from Contractor or Subcontractors; Removal of Liens. In addition to the interim waivers required under Section 5.7(a), within thirty (30) days after the date on which final payment to a Subcontractor is made, with respect to each such Subcontractor Contractor shall deliver to Owner a final unconditional lien waiver and release in the form included in Exhibit F-4 executed by such Subcontractor. On or before the date on which final payment to Contractor is made under this Agreement, Contractor shall duly execute and deliver to Owner a conditional lien waiver and release upon payment dated as of the date of the applicable invoice in substantially the form attached hereto in Exhibit F-3 in the total amount of the payment being requested. Within fifteen (15) days after the date on which final payment to Contractor is made under this Agreement, Contractor shall duly execute and deliver to Owner a final unconditional lien waiver and release in the form included in Exhibit F-4.

5.8      Removal of Liens. If any lien, claim of lien or stop notice is filed related to the Work with respect to any portion of the Facility, Equipment (except for any lien, claim of lien or stop notice filed by the manufacturer or vendor of the Owner-Furnished Equipment), or the Site, Contractor shall promptly (and in any case not later than thirty (30) days after such lien or claim of lien or stop notice is received by Contractor) cause such lien, claim of lien or stop notice to be removed by obtaining and recording a bond in accordance with applicable Law. In the event Contractor fails to cause such lien, claim of lien or stop notice to be removed, Owner may withhold from any payment payable to Contractor an amount sufficient to discharge any or all such liens or claims of lien and Owner may discharge such lien or claim with the moneys withheld, whereupon for purposes of this Agreement such moneys shall be deemed to have been paid to Contractor hereunder. Contractor shall indemnify, save harmless and defend the Owner Indemnified Parties and Owner’s title insurance company from all liabilities arising from liens related to the Work so long as Owner has paid Contractor all amounts required pursuant to this Agreement, or such amounts have been set-off pursuant to Section 5.9. In the event and to the extent that any such lien results from Owner’s failure to pay Contractor or set-off undisputed amounts as and when due under this Agreement, Contractor shall have no obligation under this Section 5.8 to cause the removal of any such lien to the extent of such failure (until such amounts are paid or set-off).

5.9      Set-Off. Owner may deduct and set-off against any part of the balance due or to become due to Contractor from Owner under this Agreement (including any Delay Damages, Substantial Completion Cliff Liquidated Damages and Performance Liquidated Damages due hereunder but not yet paid).

5.10     Lien Agent Information. In order to facilitate the provision of prompt and accurate information regarding lien agents for the Site, all requests to Owner for lien agent contact information made pursuant to NC Gen Stat §44A-7, et. seq., or otherwise, must be sent to the address of Owner provided in ARTICLE XV. Contractor shall cause all subcontractors, suppliers subconsultants and other persons performing any portion of the Work to make all requests for lien information in accordance with this provision. The contact information for the lien agent designated by Owner is as follows: First American Title Insurance Company, 19 W Hargett St, Suite 507, Raleigh, NC 27601, Facsimile Number: (919) 489-5231, E-mail Address: support@liensnc.com.

5.11     Parent Guarantee. Guarantor shall guarantee the full and faithful performance of all obligations and liabilities of Contractor under this Agreement in the form attached as Exhibit AA hereto ("Parent Guarantee"), which shall be delivered to the Owner on the Effective Date. Unless otherwise agreed by the Parties, Contractor shall not be entitled to any compensation under the Agreement unless and until Contractor provides the foregoing Parent Guarantee to Owner in accordance with this Section 5.11.

ARTICLE VI

TITLE; LOSS OR DAMAGE; FORCE MAJEURE

6.1     Title. Contractor warrants that, as of the date of payment for Work, legal title to and ownership of the Work shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner. Except as set forth in Section 6.2, title to all Work shall pass to Owner upon the earliest to occur of (i) incorporation into the Facility, (ii) delivery to the Site and (iii) when payment (other than Retainage) is made by Owner therefore in accordance with this Agreement. Contractor shall deliver to Owner such assignments, bills of sale or other documents as reasonably requested by Owner to evidence such transfer of title.

6.2     Rights in Drawings, Etc. All drawings, documents, and engineering and other data furnished or to be furnished by Contractor in connection with the Work (the “Work Product”) shall be the property of Contractor or its Subcontractors, but an irrevocable and royalty-free license to use such Work Product for use incident to ownership and operation of the Facility shall pass to Owner (assignable to Owner’s successors in interest) on Substantial Completion. Owner assumes all liability and it shall defend, indemnify, and hold harmless Contractor from and against any and all claims, causes of action, damages, costs and expenses, including reasonable attorneys’ fees, in the event that Owner or its successors or assigns (i) modifies or causes any other Person or entity to modify the Work Product for any purpose, or (ii) use the Work Product for any purpose other than the ownership, operation or maintenance of the Facility.

6.3     Risk of Loss. Subject to the final sentence of this Section 6.3 but otherwise notwithstanding anything herein to the contrary, Contractor shall have the full responsibility for care, custody and control of material and Equipment incorporated into the Work (including all equipment and materials used in connection therewith) and shall bear the risk of loss thereof until the earlier of the Substantial Completion Date or the termination of this Agreement, at which time risk of loss shall pass to Owner. Thereafter, Contractor shall not be liable for any damage or loss to the Facility or the Equipment except to the extent such loss or damage is caused by Contractor’s fault or negligence. Notwithstanding the foregoing, risk of loss with respect to Owner-Furnished Equipment shall (a) not pass to Contractor until Owner has delivered it for unloading by Contractor at the Site, and (b) after delivery to the Site, remain with Contractor until the earlier of the Substantial Completion Date or the termination of this Agreement, at which time risk of loss shall pass to Owner.

6.4     Force Majeure. Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to pay money in a timely manner for services actually performed or other liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure Event; provided, that:

(a)     such Party gives the other Party written notice describing the particulars of the Force Majeure Event as soon as is reasonably practicable and in any event within five (5) Business Days after the discovery of the Force Majeure Event;

(b)     the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c)     no obligations of the Party that arose before the occurrence causing the suspension of performance shall be excused as a result of the occurrence;

(d)     the Party (i) uses its commercially reasonable efforts to overcome or mitigate the effects of such occurrence, (ii) works diligently to cure, remove or otherwise correct such occurrence, (iii) minimizes and contains all costs and expenses attendant to or arising from such occurrence, or (iv) in the case of Contractor, uses its commercially reasonable efforts to demobilize and/or otherwise reduce its costs promptly after receiving written notice from Owner directing such action;

(e)     when the Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder;

(f)     if all of the requirements of this Section 6.4 are met, such Party shall be entitled to a Change Order adjusting the Project Schedule; and

(g)     if a Force Majeure Event prohibits Contractor from performing the Work for more than ten (10) consecutive days or ten (10) days in the aggregate, Contractor shall be entitled to recover from Owner the actual and reasonable increase in the cost of performing the Work pursuant to a Change Order attributable to the period after the applicable ten (10) day period, as the case may be, as a direct result of the Force Majeure Event, on condition that Contractor shall use commercially reasonable efforts to demobilize and reduce such costs. If either Party is substantially prevented from fulfilling its obligations as a result of a Force Majeure Event for more than three hundred and sixty-five (365) days in the aggregate, then, notwithstanding that the Parties may by reason thereof have been granted an extension of any required dates, either Party may terminate this Agreement by written notice to the other. Any such termination by either Party shall be considered a termination for convenience by Owner pursuant to Section 12.5.

6.5      Suspension of Work. Owner shall have the right to suspend all or any portion of the Work for any period of time (not to exceed one hundred twenty (120) days); provided that following such suspension, Contractor shall be entitled to a Change Order for an equitable adjustment to the Project Schedule and the Contract Price as a result of such suspension; provided, further that Contractor shall not be entitled to an adjustment in the Project Schedule or Contract Price if Owner’s suspension arose out of a breach of, or other failure of performance under, this Agreement by Contractor.

6.6      Stop Work Directive. Notwithstanding Section 6.5, Owner or Owner’s Representative may issue a stop work directive where:

(a)     continued work could cause damage, or render remedial action ineffective for any product or service provided by Contractor or the Subcontractors; or

(b)     a safety issue arises that is an imminent threat to Person(s) or property.

Upon receipt of a stop work directive, Contractor and all Subcontractors shall cease performance of the Work, including shipments of any specified products, to the extent stipulated by the stop work directive. Contractor and the Subcontractors shall not resume Work on an activity described in a stop work directive until Contractor has obtained a written authorization from Owner or Owner’s Representative. The issuance of a stop work directive shall entitle Contractor to a Change Order for an equitable adjustment to the Project Schedule and Contract Price, if the stop work directive did not arise out of a breach of, or other failure of performance under, this Agreement by Contractor.

ARTICLE VII

Changes

7.1     Change Orders. Owner may request by Change Order any change in the Work within the general scope of and consistent with this Agreement, whether such changes are modifications, alterations, additions, or deletions. All such changes shall be made in accordance with this ARTICLE VII, in the form attached as Exhibit H, and shall be considered, for all purposes of this Agreement, as part of the Work. If Owner provides notice to Contractor that Owner is requesting a change in the Work, then Contractor shall, as soon as practicable, prepare a draft change order, which shall include a detailed proposal for such change in the Work, together with an explanation for the basis thereof. If Contractor and Owner reach agreement on all matters that constitute a Change Order, then the Parties shall execute a Change Order, and Contractor shall perform all changes to the Work included in such Change Order. If the Parties do not agree on the effects of an Owner-requested Change Order on the Contract Price, the Project Schedule, the Payment Schedule, the Guaranteed Mechanical Completion Date, the Guaranteed Substantial Completion Date, or on any other provision hereof, then Contractor shall, if directed by Owner pursuant to a written instruction, nevertheless proceed to perform such Change Order work for the compensation described in Section 7.3.

7.2     Contractor Proposed Change Orders. The intent of this Agreement is to provide a fixed-price, date certain, turn-key agreement. Consequently, subject to the restrictions set forth below in this Section 7.2, Contractor may request a Change Order under the following circumstances: (i) Owner suspends the Work as provided in Section 6.5, (ii) Owner issues a stop work directive pursuant to Section 6.6, (iii) a Force Majeure Event occurs that justifies a Change Order pursuant to the requirements of Section 6.4, (iv) following occurrence of an Owner Caused Delay, (v) following occurrence an Owner Event of Default; or (vi) any other event or circumstance for which a Change Order is allowed pursuant to terms of this Agreement. Contractor may not propose a Change Order:

(a)     if Contractor fails to deliver a Change Order request to Owner in writing within thirty (30) days after the date Contractor became aware, or should have become aware, of the act, event or condition giving rise to the delay in or increase in cost of performance (except in the case of a Force Majeure Event, which is governed by the requirements of Section 6.4); or

(b)     to the extent that the event in question is attributable to Contractor’s or its Subcontractor’s omissions or defaults (including, without limitation, to the extent arising out of a suspension of this Agreement by Owner during the continuance of a Contractor Event of Default), or such event is not otherwise allowed to result in a Change Order because of other restrictions in this Agreement.

7.3     Compensation for Change Orders. In the event that any Change Order directed by Owner affects the Work, there shall be an equitable adjustment of the payments and time of performance under this Agreement as agreed by the Parties. If the Parties are unable to agree on an adjustment to the Contract Price to be made for an Owner-directed Change Order, Owner shall have the right to direct Contractor to perform the Work in such Change Order on a time and materials basis under the direction and supervision of Owner or Owner’s Representative. Owner shall pay Contractor an amount equal to the actual and reasonable Direct Costs incurred, less Direct Costs avoided, as the case may be, by Contractor to make such changes to the Work as full and complete compensation for the Change Order. Contractor shall provide Owner time cards, time sheets, invoices for materials purchases and other supporting information and documentation reasonably requested by Owner to support all such Direct Costs. Upon occurrence of an Owner Caused Delay or Force Majeure Event, Contractor shall be entitled to a Change Order for an equitable adjustment to the Project Schedule and, subject to the terms of this Agreement, the Contract Price. Any disputes regarding Change Orders shall be subject to the dispute resolution provisions of Section 16.3.

7.4      Differing Site Conditions. Contractor has received the Environmental Report, the Geotechnical Report and Permits that were obtained prior to the Effective Date and Contractor has had the opportunity to review the Equipment (other than Owner-Furnished Equipment) incorporated in the Work and the results of the Geotechnical Report and Environmental Report (the foregoing collectively the “Site Conditions”). As of the Effective Date, Contractor specifically acknowledges and accepts the Site Conditions and agrees that the Project Schedule shall not be extended and the Contract Price shall not be modified as a result of any conditions present at the Site, except as described in this Section 7.4 or Section 2.12. To the extent that there are conditions discovered at the Site, and those conditions cause the Site to be materially different than the Site Conditions, including without limitation, any concealed or latent subsurface condition at the Site or any surface or subsurface structures, materials, properties or conditions having historical, cultural, archaeological, religious or similar significance, then Contractor may request a Change Order from Owner for an equitable adjustment of the Contract Price, the Project Schedule, or both of them, in accordance with this ARTICLE VII. Contractor may also request a Change Order in accordance with this ARTICLE VII for an equitable adjustment the Contract Price, the Project Schedule, or both of them, to the extent that the habitat of an endangered or protected species as provided in applicable Law at the Site is materially different from the descriptions contained in the Site Conditions.

7.5     Concurrent Delay. Notwithstanding the provisions of this ARTICLE VII, Contractor shall only be entitled to a Change Order adjusting the Project Schedule, and not the Contract Price, with respect to any Owner Caused Delay or Force Majeure Event to the extent the Work experienced any mutually occurring or concurrent delays, disruptions, interferences and/or accelerations resulting from causes, events, conditions and/or circumstances caused by a breach by Contractor of its obligations under this Agreement.

ARTICLE VIII

Warranties

8.1     Warranties.

(a)     Contractor warrants that the Work, including each item of Equipment (other than Owner-Furnished Equipment) incorporated therein, will:

(1)     be new and undamaged at the time of installation;

(2)     be of a design and grade of its respective kind that is consistent with the Scope of Work;

(3)     be free from defects in engineering, materials, construction, and workmanship; and

(4)     conform in all respects to all applicable Legal Requirements, Permits, the requirements of the Utility (all as in effect at the time the Work is performed), the Power Purchase Agreement, the Interconnection Agreement, the Solar Lease and all other requirements of the Contract Documents.

(b)     Additionally, the modules, inverters and racking systems (the “Major Equipment”) shall, to the extent required to be procured by Contractor under this Agreement, be covered by manufacturer warranties with terms equal to or better than those attached as Exhibit T and as approved by Owner. Contractor shall take all necessary steps to ensure that the manufacturer warranties for the Owner-Furnished Equipment are preserved through Substantial Completion.

8.2     Warranty Period. Contractor shall remedy any breach of the warranties set forth in Section 8.1 that manifests in the Facility and for which Owner provides written notice to Contractor within two (2) years after the Substantial Completion Date (the “Warranty Period”). When Contractor performs warranty Work after Substantial Completion, the Warranty Period for each item of cure Work performed after Substantial Completion shall be extended until the later of (x) the expiration of the original Warranty Period, and (y) the date that is six (6) months following the completion of such item of cure Work; provided, however, that in no event shall the Warranty Period extend beyond thirty (30) months from the Substantial Completion Date. Owner shall make all Major Equipment manufacturer warranties that are held in Owner’s name available to Contractor during the Warranty Period and shall provide reasonable assistance to Contractor in making warranty claims to Major Equipment manufacturers.

8.3     Remedies.

(a)     If a warranty set forth in Section 8.1 hereof is breached and Owner delivers a notice thereof to Contractor before the expiration of the Warranty Period, Contractor shall, upon notice from Owner of a warranty claim, at Contractor’s sole option, and as Owner’s sole and exclusive remedy, repair, replace, and/or correct the applicable Work (including, where required, re-engineering any deficient systems) while minimizing any impact of the failure on the availability and functionality of the Facility at a time reasonably agreed to by Owner. Any such notice from Owner shall state with reasonable specificity the date of occurrence or observation of the alleged breach and the reasons supporting Owner's belief that Contractor is responsible for performing corrective work. Contractor shall have reasonable access to the Facility as necessary to perform its warranty obligations under this Agreement. All costs of or incidental to Contractor’s performance of its warranty obligations shall be borne by Contractor, including the removal, replacement and reinstallation of all Equipment and materials necessary to gain access to defective Work and the repair of any and all damage to any part of the Facility or the Site.

(b)     If Contractor fails to diligently commence corrective actions within five (5) Business Days after the later of (i) receipt of notice from Owner of a breach of warranty and (ii) Owner having provided necessary access to remedy the applicable breach, or if Contractor fails to diligently continue for and/or complete the required corrective actions within thirty (30) days (or such longer period as may be required to procure long lead-time Equipment and perform associated corrective action), then Owner may, upon written notice to Contractor, correct such defect(s) itself, in which event Contractor shall be liable for all reasonable costs, charges and expenses incurred by Owner in connection therewith and shall forthwith pay to Owner an amount equal to such costs, charges and expenses within thirty (30) days after receipt of invoice(s) and supporting documentation therefor from Owner. The corrective action by Owner pursuant to this Section 8.3(b) shall not limit or void Contractor’s warranty, provided that the corrective action by Owner is in accordance with the requirements of this Agreement, manufacturer’s warranties and Prudent Industry Standards, and gives due consideration to any Contractor’s reasonable recommendations; provided further, that Owner shall be responsible for any property damage or personal injury caused by Owner or its contractors while performing the applicable corrective action.

(c)     If chronic failure of components of the Facility (other than with respect to Owner-Furnished Equipment) occurs during the Warranty Period, Contractor shall diligently investigate the root cause of the failure and repair, replace or adjust to correct the root cause of the chronic failure in accordance with Prudent Industry Standards. For purposes hereof, a “chronic failure” shall mean a substantially similar failure occurring of the same component two or more times within a twelve (12) month period, or a substantially similar failure occurring to more than ten percent (10%) of the same (like-kind) components as comprise part of the Equipment in a six (6) month period.

(d)     In the event any adjustment, repair, addition, correction or replacement made by Contractor pursuant to this warranty is ineffective in remedying the defective condition in question, Owner shall so notify Contractor in writing and Contractor shall proceed to conduct efforts consistent with its obligation under the root cause provision of Section 8.3(c) above.

8.4     Warranty Exclusions. The warranty obligations of Contractor do not extend to (a) normal wear and tear or (b) damage or failure caused by (i) material abuse or material neglect of Owner, unless such action or inaction was taken or not taken, as the case may be, in reliance on written instructions provided by Contractor or its Subcontractors, (ii) modifications not performed by or through Contractor or an Affiliate of Contractor in a manner materially inconsistent with or contrary to the written information or written instructions provided by Contractor or its Subcontractors or contained in the vendor manuals provided by Contractor, (iii) the negligent acts or omissions of Owner or its contractors (other than Contractor or any Subcontractor), (iv) the acts or omissions of third parties that are not Affiliated to Owner or Contractor and not engaged by or under the control of Contractor, (v) defects or deficiencies attributable to Force Majeure Events, or (vi) failure by Owner to maintain or operate the Facility materially in accordance with the O&M Manual (but excluding, in the case of this clause (vi), any such failure on account of any action or omission by an Affiliate of Contractor acting as the operations and maintenance provider for the Facility).

8.5     Subcontractors’ and Vendors’ Warranties. Without limiting Contractor’s own warranties hereunder, Contractor shall also, for the benefit of Owner, obtain from all Subcontractors and Equipment vendors (other than vendors of Owner-Furnished Equipment) twenty-four (24) month repair and replacement warranties and guarantees (provided that twenty-four (24) month warranties and guarantees are available on commercially reasonable terms, but in no event shall such warranties from Major Subcontractors be for a term of less than twelve (12) months) or for longer time period covered by a special warranty provided by a vendor as a normal part of the purchase, with respect to Equipment and services provided by such Subcontractors and vendors, which warranties shall cover the removal, repair and replacement of the Equipment under such warranties. No warranty from a Subcontractor may be amended, modified or otherwise discharged (except in accordance with the expiration thereof) if such amendment, modification or discharge would be reasonably expected to affect such warranty after the Warranty Period. Upon Substantial Completion of the Facility, Contractor shall assign to Owner all warranties and guarantees from all Subcontractors and vendors with respect to the Facility; provided that notwithstanding such assignment, Contractor shall be entitled to enforce each such warranty through the end of the Warranty Period. Owner shall cooperate with Contractor and make such warranties and guarantees available to Contractor in connection with Contractor’s performance of its warranty obligations hereunder. Owner shall also have the right, but not the obligation, to proceed directly against any Subcontractor or vendor under their warranties or guarantees, and, to the extent Owner is able to obtain performance from such Subcontractor or vendors of any matters that are subject to Contractor’s warranty obligations hereunder, such performance shall satisfy Contractor’s warranty obligations with respect to the Work performed. Neither Contractor, nor its Subcontractors, nor any Person under Contractor’s control shall take any action which could release, void, impair or waive any warranties or guaranties on Equipment, materials or Work that it procures from other Persons.

8.6     NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CONTRACTOR MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, AND CONTRACTOR DISCLAIMS ANY WARRANTY OR GUARANTEE IMPLIED BY LAW, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES OF CUSTOM OR USAGE.

ARTICLE IX

Limitations On Liability

9.1     Aggregate Limit of Liability.

(a)     Contractor’s total liability for liquidated damages hereunder shall not exceed the following limits:

(i)     for Delay Damages, ten percent (10%) of the Contract Price;

(ii)     for Performance Liquidated Damages, fifteen percent (15%) of the Contract Price; and

(iii)     for Delay Damages and Performance Liquidated Damages in the aggregate, twenty percent (20%) of the Contract Price (the “Liquidated Damages Aggregate Cap”).

(b)     Except as otherwise specifically set forth herein, Contractor’s aggregate liability to Owner, from any and all causes (including all Delay Damages, Substantial Completion Cliff Liquidated Damages and Performance Liquidated Damages payable hereunder and all claims under the warranties described in this Agreement), whether based on contract, tort (including negligence), strict liability or any other cause of action, shall in no event exceed the Contract Price provided, however, that the foregoing limitation shall not apply to acts of gross negligence, willful misconduct or fraud by Contractor, amounts transferred to Owner pursuant to Section 2.5(k)(i) or Contractor’s indemnification obligations under Section 5.8 and ARTICLE X. Contractor’s total liability for purposes of this Section 9.1 shall be calculated without regard to amounts received by Contractor in respect of any of the warranties and guarantees of the Subcontractors and vendors obtained in accordance with Section 8.5 or any manufacturer warranties obtained pursuant to Section 8.1 and liabilities excluded from the Contractor’s aggregate liability limitation hereunder by the proviso to the immediately preceding sentence. Owner’s aggregate liability to Contractor, from any and all causes, whether based on contract, tort (including negligence), strict liability or any other cause of action, shall in no event exceed the Contract Price, provided however, that the foregoing limitation shall not apply to acts of gross negligence, willful misconduct or fraud by Owner or Owner’s indemnification obligations under ARTICLE X. Owner’s total liability for purposes of this Section 9.1 shall be calculated without regard to claims made, or amounts received, in respect of liabilities excluded from the Owner’s aggregate liability limitation hereunder by the proviso to the immediately preceding sentence.

9.2     Direct Damages Only. EXCEPT FOR CONTRACTOR’S LIABILITY FOR DELAY DAMAGES, SUBSTANTIAL COMPLETION CLIFF LIQUIDATED DAMAGES, Performance Liquidated Damages, AND ANY LIABILITIES TO A THIRD PARTY FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

9.3     Intent. Except in cases of fraud, willful misconduct or gross negligence, the Parties intend that the waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability, and indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the fault, negligence (in whole or in part), strict liability or breach of contract of the Party released or whose liability is waived, disclaimed, limited, apportioned or fixed by any such provision, and shall extend to such Party’s Affiliates and its and their partners, shareholders, directors, officers, employees and agents. The Parties also intend and agree that such provisions shall continue in full force and effect notwithstanding the completion, termination, suspension, cancellation or rescission of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1     Contractor Indemnity. To the fullest extent permitted by Law, Contractor shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all third-party claims for losses, damages, expenses and liabilities, including fines, penalties, court costs and reasonable attorneys’ fees sought by the third party (collectively, “Claims”) made against any Owner Indemnified Party in connection with or related to (a) any breach or violation of or default under this Agreement or any applicable Legal Requirements by, or (b) the fault, willful misconduct, or negligent acts or omissions of, in each case of (a) and (b), to the extent of the fault, act or omission of the Contractor or Subcontractors or their respective employees, agents or others under their control, provided, however, that in no event shall Contractor be obligated under this Section to the extent such Claims arise due to the negligence or willful misconduct of the Owner Indemnified Parties.

10.2     Intellectual Property Indemnity.

(a)     No Infringement. Contractor represents and warrants to Owner that the Equipment (other than Owner-Furnished Equipment) and all specifications prepared or to be prepared by or on behalf of Contractor in connection with the Facility will not infringe any patent, patent pending, trademark, copyright, or any other intellectual property rights (hereinafter referred to separately and collectively as “Proprietary Interest”) and no infringement of any Proprietary Interest has been asserted by any third party with respect to the Equipment (other than Owner-Furnished Equipment) or any specifications prepared or to be prepared by or on behalf of Contractor in connection with the Facility. For the avoidance of doubt, the representation and warranties contained herein do not apply to any infringement claims to the extent related to Owner-Furnished Equipment.

(b)     Indemnification by Contractor. Contractor agrees to indemnify, defend, and hold harmless Owner Indemnified Parties from and against any and all Claims arising out of or relating to any infringement or the improper use of any Proprietary Interest which may occur in connection with Contractor’s or any Subcontractor’s or vendor’s performance of the Work pursuant to this Agreement, except with respect to infringement claims related solely to the Owner-Furnished Equipment.

(c)     Removal of Injunctions. If Owner is enjoined from completion of the Facility or any part thereof, or from the use, operation or enjoyment of the Facility, the Equipment, or any part thereof as a result of any claim, legal action or litigation of the type described in Section 10.2(b), Contractor shall promptly arrange, in each case at no cost to Owner, to have such injunction removed, or to substitute non-infringing Equipment or processes, or to modify such infringing Equipment or processes or the Facility so they become non-infringing, provided that Owner may, at its option and without thereby limiting any other right it may have hereunder or at law or in equity, require Contractor to supply, temporarily or permanently, Equipment not subject to such injunction and not infringing any Proprietary Interest or to remove all such Equipment and refund the cost thereof to Owner or to take such steps as may be necessary to ensure compliance by Owner with such injunction, all to the satisfaction of Owner and all without cost or expense to Owner.

10.3     Environmental Indemnity. Notwithstanding any other provision hereof, to the fullest extent permitted by Law, Contractor shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against all Claims arising out of or relating to any violations of any Permits or Environmental Laws, including the Release at, on, above, below or near the Site or in connection with the Work, of any Hazardous Materials to the extent such violation or Release related to pre-existing Hazardous Materials that were negligently Released on the Site by a Contractor or a Subcontractor, Hazardous Materials brought onto the Site by Contractor or a Subcontractor or if such violation or Release resulted from a violation by Contractor of its obligations under Section 2.4.

10.4     Owner’s Indemnity. To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless the Contractor Indemnified Parties from and against any and all Claims made against any Contractor Indemnified Party in connection with or arising from:

(a)     any third-party claim for physical or other damage to or physical destruction of property or death of or bodily injury to any Person in connection with or related to (i) any breach or violation of or default under this Agreement or any applicable Legal Requirements by, or (ii) the fault, willful misconduct, or negligent acts or omissions of, in each case of (i) and (ii), the Owner Indemnified Parties, or their respective agents or employees or others under their control;

(b)     any Proprietary Interest relating to Owner-Furnished Equipment; and

(c)     any violations of any Permits or Environmental Laws, including the Release at, on, above, below or near the Site or in connection with the Work, of any Hazardous Materials to the extent such violation or Release (i) occurred prior to the Effective Date or (ii) is caused by any Owner Indemnified Party or any Person engaged by or under the control of Owner (other than Contractor and Subcontractors) after the Effective Date, provided, however, that in no event shall Owner be obligated under this Section to the extent such Claims arise due to the negligence or willful misconduct of the Contractor Indemnified Parties.

10.5     Defense of Claims. The indemnifying Party shall have the right to defend any indemnified Party with counsel (including insurance counsel) of the indemnifying Party’s selection reasonably satisfactory to the indemnified Party, with respect to any Claims within the indemnification obligations hereof; provided that the indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense. If the defendants in any such action include both the indemnifying Party and the indemnified Party, and (i) if the indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are inconsistent with those available to the indemnifying Party, (ii) any settlement is reasonably likely to involve injunctive, equitable or prospective relief or to materially and adversely affect the indemnified Party’s business or operations other than as a result of monetary damages, or (iii) the indemnified Party reasonably believes that the matter in question involves potential criminal liability, then the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf and at the indemnifying Party’s expense. An indemnified Party shall give the indemnifying Party prompt written notice of any asserted Claims or actions indemnified against hereunder and shall cooperate in the defense of any such Claims or actions. Without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, the indemnifying Party shall not settle any Claims or actions in a manner that would require any action or forbearance from action by, or result in any judgment, including but not limited to criminal liability against, any indemnified Party. If the indemnifying Party fails to assume or diligently prosecute the defense of any Claim in accordance with this ARTICLE X, then the indemnified Party shall have the absolute right to control the defense of such Claim and the right to settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, Claim, suit, investigation or proceeding for which indemnity is afforded hereunder, and the fees and expenses of such defense, including reasonable attorneys’ fees of the indemnified Party’s counsel, and any amount determined to be owed by the indemnifying Party pursuant to such Claim shall be borne by the indemnifying Party, provided that the indemnifying Party will be entitled to participate in, but not control such defense.

ARTICLE XI

INSURANCE

11.1     Contractor Insurance. Prior to commencing any Work through the Substantial Completion Date (except with respect to the Commercial General Liability Insurance, Products Completed Operations and Professional Liability Insurance coverages required by Sections 11.1(a) and 11.1(e) respectively, which shall continue until the second anniversary of such date), Contractor shall provide and maintain, or cause to be maintained, with insurers of recognized responsibility authorized to do business in the state in which the Site is located, assigned an A.M. Best rating of no less than A VII, the following insurance which shall include the minimum coverages and limits set forth below.

(a)     Commercial General Liability Insurance (with coverage consistent with ISO Form CG 00 01 12 07 or its equivalent) with a limit of not less than $1,000,000 per occurrence and $2,000,000 per project or per location in the aggregate per product and completed operations, and a deductible or self-insured retention not to exceed $25,000 per occurrence, covering liability for bodily injury and property damage, arising from premises, operations, independent contractors, personal injury/advertising injury, contractual liability, and products/completed operations for not less than two (2) years from the Substantial Completion Date.

(b)     Commercial Automobile Liability Insurance, including coverage for liability arising out of the use of owned (if any), non-owned, leased or hired automobiles, for both bodily injury and property damage in accordance with applicable Legal Requirements, with a limit of not less than $1,000,000 combined single limit per occurrence.

(c)     Worker’s Compensation Insurance, with statutory limits, covering all of Contractor’s employees, on terms and conditions as required by applicable Law and imposed by worker’s compensation, occupational disease or similar Laws, including the Longshore and Harbor Workers’ Act, the Federal Employers’ Liability Act and the Jones Act, if applicable; provided that this Section 11.1(c) shall only apply to Contractor if Contractor has employees.

(d)     Employers’ Liability Insurance with limits of not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 policy limit.

(e)     Professional Liability Insurance, with limits of no less than $10,000,000 per incident and in the aggregate. If any of the Work performed by Contractor or its Subcontractors includes the rendering of professional services including, but not limited to, architectural, engineering, design, or consulting services, Contractor shall maintain and/or require any Subcontractor involved in the same or similar services, to maintain Professional Liability or Errors and Omissions insurance.

(f)     Umbrella or Excess Liability Insurance, with limits of no less than $10,000,000 per occurrence and per project or per location aggregate with coverage in excess of Sections 11.1(a), (b) and (c), which coverage shall be materially follow form, however, these liability limits may be met with any combination of primary and Umbrella or Excess Liability Insurance policy limits totaling $10,000,000.

(g)     To the extent the Scope of Work includes Hazardous Material, a Pollution Liability Insurance applicable to bodily injury; property damage, including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs; and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims, with limits of $1,000,000 each claim and in the aggregate.

(h)     To the extent permitted by applicable Laws, all above-mentioned insurance policies shall provide the following:

(1)     Except for Professional Liability Insurance, be primary and non-contributory to any other liability insurance carried by Owner as respects any claims, losses, damages, expenses or liabilities arising out of, relating to in any way, or incident to the Work or any activities of Subcontractors at the Site;

(2)     Contain cross-liability coverage as provided under standard ISO Forms’ separation of insureds clause (with the exception of the Workers’ Compensation policy);

(3)     Provide for a waiver of all rights of subrogation which Contractor’s or Subcontractor’s insurance carriers might exercise against Owner Indemnified Parties; and

(4)     Any Excess or Umbrella liability coverage will not require contribution before it will apply.

(i)     The insurance referenced in Section 11.1(a)-(b) and (f)-(g) above shall be endorsed to include the following:

(1)     Owner and Facility Lenders, including the directors, officers, Affiliates, agents, representatives, employees, subsidiaries, successors, and assigns of each (“Additional Insureds”) shall be named Additional Insured using endorsements approved by Facility Lenders;

(2)     The coverage afforded Additional Insureds shall be primary as respects any claims, losses, damages, expenses or liabilities arising out of, relating to in any way, or incident to the Work or any activities of Subcontractors at the Site, regardless whether instituted against Owner alone or jointly with the Subcontractors or others, and noncontributing with any other insurance maintained by Additional Insureds; and

(3)     To the extent commercially available, Owner and Facility Lenders shall be given thirty (30) days advance written notice of cancellation or non-renewal of the policy by the insurer, except then (10) days’ notice for cancellation due to non-payment of premium. Notice of cancellation shall be sent to the Owner and Facility Lenders.

11.2     Subcontractor Insurance. Contractor shall require all first-tier Subcontractors to comply with the insurance requirements set forth in Sections 11.1(a), (b), (c) (without giving effect to the proviso in Section 11.1(c)) and (d). Contractor shall require all Subcontractors to include provisions in all lower-tier Subcontracts requiring such lower-tier Subcontractors to maintain insurance in accordance with standard industry practice for similar operations and comply with such insurance requirements. Contractor shall obtain insurance certificates from each Subcontractor and shall provide such insurance certificates to Owner upon request.

11.3     Additional Requirements.

(a)     Prior to commencement of Work on Site under this Agreement, Contractor shall provide Owner with certificates of insurance evidencing compliance with the foregoing requirements relating to insurance policies to be obtained and maintained by Contractor, accompanied by copies of the required endorsements. Any failure of such certificates to conform to the contractual requirements specified in this ARTICLE XI shall not result in a waiver by Owner of any rights under this Agreement or Contractor’s required insurance and indemnity obligations herein and such obligations shall continue in full force and effect.

(b)     All coverage required hereunder shall be kept in full force and effect during the performance of the Work, provided, however, products/completed operations coverage shall continue for two (2) years after the Substantial Completion Date and if any liability policy is written on a claims made basis, (i) the retroactive date may not be advanced after the date of the Notice to Proceed and (ii) coverage shall be maintained in full force and effect for two (2) years after termination of this Agreement, which coverage may be in the form of tail coverage or extended reporting period coverage.

(c)     If Contractor fails to comply with its obligations as specified in this ARTICLE XI, Owner shall have the right, but not the obligation, to procure the required insurance coverage at Contractor’s expense without in any way compromising or waiving any right or remedy at law or in equity and Contractor shall not be relieved of or excused from the obligation to obtain and maintain such insurance amounts and coverages. All such costs incurred by Owner shall be promptly reimbursed by Contractor and/or may be withheld from any payment due Contractor.

(d)     To the extent allowed by Law, Contractor shall furnish Owner with accident report(s) covering accidents occurring in connection with or as a result of the performance of the Work within five (5) Business Days of the occurrence of such an accident.

(e)     Contractor shall be responsible for any deductibles or self-insured retentions applicable to the insurance provided in compliance with ARTICLE XI, except as described in Section 11.4.

(f)     Insurance coverage provided by Contractor under this ARTICLE XI shall not include any endorsement limiting coverage available to Owner which is otherwise required by this ARTICLE XI.

(g)     Contractor shall notify Owner in writing when coverages required herein have been reduced as a result of claim payments, expenses or both.

(h)     None of the requirements contained in this ARTICLE XI as to types, limits, or Owner’s approval of insurance coverage to be maintained by Contractor are intended to and shall not in any manner limit, qualify or quantify the liabilities and obligations assumed by Contractor hereunder, in any other agreement with Owner, or as otherwise provided by applicable Law.

(i)     The Commercial General Liability policy shall contain standard cross-liability (separation of insureds) provisions.

(j)     Contractor shall and hereby waives all rights of subrogation against the Owner Indemnified Parties.

(k)     In addition, Contractor shall cause each policy to include the following severability provisions: (i) a provision requiring the insurers to undertake to each insured that the policy will not be invalidated as regards the rights and interests of such insured and that the insurers will not seek to avoid liability under this policy because of any act, neglect, error or omission made by any other insured including any failure by any other insured to disclose any material fact, circumstance or occurrence, any misrepresentation by any other insured or any breach or non-fulfillment by any other insured of any condition, warranty, or provisions contained in the policy; and (ii) a provision requiring the insurers to agree that no insured shall be penalized or prejudiced in any way by any unintentional or inadvertent misrepresentation, non-disclosure, want of due diligence or breach of any declaration, terms, condition or warranty, of a policy (together the “Relevant Matter"), except as regards to the individual insured responsible for the Relevant Matter if that insured fails to notify the insurers or the brokers through whom the policy was placed as soon as reasonably practicable after the management or managers of that insured become aware or are made aware of the Relevant Matter.

(l)     Failure of Contractor to provide insurance as herein required or failure of Owner to require evidence of insurance or to notify Contractor of any breach by Contractor of the requirements of this ARTICLE XI shall not be deemed to be a waiver by Owner of any of the terms and conditions of this Agreement, nor shall they be deemed to be a waiver of the obligation of Contractor to indemnify, defend, and hold harmless Owner as required herein. The obligation to procure and maintain any insurance required is a separate responsibility of Contractor and independent of the duty to furnish a copy or certificate of such insurance policies.

11.4     Builders All-Risk Insurance. From and after the Effective Date and continuing until the Substantial Completion Date and with insurance companies rated “A-” or better, with a minimum size rating of “X” by Best’s, Owner shall purchase and maintain builders’ risk insurance, on an “all-risk” full replacement value basis with extended coverage, including perils or causes of loss customarily covered under an all-risk policy providing coverage for the Facility and the Work, with a deductible of no greater than $50,000 and with customary endorsements (including but not limited to endorsements, minimum sub-limits and coverage extensions). This insurance shall also cover Equipment or other property stored off the Site including transit. The limit of such insurance shall be equal to the 100% of the replacement cost value of the property under construction. Such builder’s all risk insurance shall (i) include as additional insureds Contractor, Subcontractors and Guarantor, but only to the extent of their interests, and (ii) name Facility Lender as loss payee as its interests may appear, (iii) include without limitation coverage for inland transit and off-site storage risks, mechanical and electrical break down including all forms of testing and commissioning required to complete the Works plus resulting damage arising out of design error, defects of materials or faulty workmanship (Leg 3/96 or better) and (iv) include with sub-limits as per market practice: debris removal (5% of the limit), inland transits in such amounts to satisfy replacement cost values of the shipment, off-site storage in such amounts to satisfy replacement cost values of the largest property area, CAT perils including wind, windstorm, flood, earthquake, extra expense, expediting expenses, ordinance or low coverage including the increased cost of construction to comply with the enforcement of any law that regulates the construction or repays of damaged property including the cost to demolish undamaged portions of the Works, with a sublimit not lower than $3,000,000, strike, riot, civil commotion, vandalism and malicious mischief.

(a)     This policy shall be primary and non-cancellable, and shall include automatic reinstatement of limits following each loss and shall not include a serial loss clause.

(b)     During the period between the Effective Date and the Substantial Completion Date, Contractor shall be solely responsible for payment of any deductibles for claims relating to builder’s all-risk insurance but for events attributable to the Contractor and its Subcontractors with a cap equal to the sum of (x) $10,000 plus (y) fifty percent (50%) of the remaining deductible per event and as per their responsibilities under this Agreement, provided that with respect to physical loss or damage caused by the negligence of Owner or events attributable to Owner as per their responsibilities under the Agreement, any required payments of the deductibles for claims relating to builders’ all-risk insurance shall be the responsibility of Owner. Contractor and Owner and their insurers waive all rights of subrogation against each other and any Subcontractors.

(c)     At Owner’s election and expense, coverage may include “delay in start-up” coverage.

(d)     In case of damage in which the Facility Lender is the loss payee, the Owner and Contractor shall meet to discuss whether the Contractor should commence reinstatement of the affected Works. In the event the Owner decides not to reinstate the affected Works as required in the Contract, the affected Works shall be excluded from the Contractor's scope of work and from the Contractor's responsibilities. If the Owner instructs to reinstate the affected Works or any part, the Owner shall pay the insurance proceeds to the Contractor for such reconstruction to the extent that the relevant insurance claim is not paid directly to the Contractor. Additionally, any Works which have been executed but are damaged, unpaid and/or not yet included within the monthly invoice shall be payable immediately.

(e)     The Owner shall provide a copy of the cover notes or other evidence of cover in respect of such insurances prior to the Notice to Proceed and copies of the insurance policies not later than thirty (30) Days after the issuance of the Notice to Proceed.

(f)     Separate from and in addition to the foregoing, from and after the Substantial Completion Date, Owner shall purchase and maintain All Risk Property Damage/Machinery Breakdown Insurance, in an amount sufficient to cover one hundred percent (100%) of the replacement cost of the Facility. Owner shall provide a copy of the policy on or prior to the date on which Owner issues notice pursuant to Section 4.5(b) confirming that Substantial Completion has been achieved. The O&M Contractor shall be responsible for the deductibles for such policies but only for events attributable to Contractor as per their responsibilities under the Agreement and with a cap of $10,000 per event and in the aggregate.

ARTICLE XII

DEFAULT AND REMEDIES; termination

12.1     Owner Events of Default. The following shall constitute events of default on the part of Owner (each, an “Owner Event of Default”) under this Agreement:

(a)     If Owner fails to make any undisputed payment required hereunder within thirty (30) days after written notice thereof from Contractor;

(b)     If any representation or warranty of Owner in this Agreement proves to have been false or misleading in any material respect when made, and Owner has not, within thirty (30) days after written notification thereof from Contractor, either fully remedied, or commenced and diligently pursued the remedy of, all adverse impacts on Contractor resulting therefrom; provided that such thirty (30) day period may be extended by sixty (60) days so long as Owner has commenced and is at all times diligently pursuing such remedy;

(c)     If Owner makes a general assignment for the benefit of its creditors (except as permitted pursuant to Section 13.2), or if a receiver is appointed on account of the insolvency of Owner, or if Owner files a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up or composition of or readjustment of debts and, in the case of any such proceeding instituted against Owner (but not by Owner) such proceeding is not dismissed within sixty (60) days of such filing; or

(d)     If Owner fails to comply with any material provision of this Agreement not otherwise set forth as an Owner Event of Default in this Section 12.1 and fails to cure or remedy such failure within thirty (30) days after notice and a written demand is made by Contractor to Owner to cure the same or, if such failure cannot be cured within thirty (30) days, Owner fails to commence to cure such breach within thirty (30) days after such notice and written demand and thereafter diligently pursue such cure to completion, which cure shall in no event be later than sixty (60) days after such notice.

12.2     Contractor Events of Default. The following shall constitute events of default on the part of Contractor (each, a “Contractor Event of Default”) under this Agreement:

(a)     If Contractor or Guarantor fails to make any undisputed payment required hereunder or under the Parent Guarantee (as applicable) within thirty (30) days after written notice thereof from Owner;

(b)     Contractor incurring liability for Delay Damages and Performance Liquidated Damages in the aggregate equal to the Liquidated Damages Aggregate Cap;

(c)     Failure of Substantial Completion with respect to the Facility to occur within sixty (60) days of the Guaranteed Substantial Completion Date;

(d)     If any representation or warranty of Contractor in this Agreement or Guarantor under the Parent Guarantee (as applicable) proves to have been false or misleading in any material respect when made, and Contractor has not, within thirty (30) days after written notification thereof from Owner, fully remedied all adverse impacts on Owner resulting therefrom; provided that such thirty (30) day period may be extended by sixty (60) days so long as Contractor or Guarantor (as applicable) has commenced and is at all times diligently pursuing such remedy;

(e)     If Contractor or Guarantor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Contractor or Guarantor, or if Contractor or Guarantor files a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up or composition of or readjustment of debts and, in the case of any such proceeding instituted against Contractor or Guarantor (but not by Contractor or Guarantor) (as applicable), such proceeding is not dismissed within sixty (60) days of such filing;

(f)     If Contractor fails to maintain insurance pursuant to ARTICLE XI, and Contractor has not, within (5) Business Days obtained replacement insurance;

(g)     If Contractor fails to comply with any material provision of this Agreement, or Guarantor fails to comply with any material provision of the Parent Guarantee (as applicable), which is not otherwise defined as a Contractor Event of Default in this Section 12.2 and fails to cure or remedy such failure within thirty (30) days after notice and a written demand is made by Owner to Contractor and, if applicable, Guarantor, to cure the same or, if such failure cannot be cured within thirty (30) days, Contractor or Guarantor (as applicable) fails to commence to cure such breach within thirty (30) days after such notice and written demand and thereafter diligently pursue such cure to completion, which cure shall in no event be later than sixty (60) days after such notice;

(h)     either (i) any Payment Bond or Performance Bond ceases to be in full force and effect except that if Contractor discovers or is notified that, due to no fault of Contractor, the Payment Bond or Performance Bond is terminated or otherwise invalid, Contractor is entitled to twelve (12) Business Days to obtain a replacement bond, or (ii) the Parent Guarantee ceases to be in full force and effect, unless Contractor replaces such Parent Guarantee with an alternative guarantee from an Affiliate or other Person that is as creditworthy as Guarantor within twelve (12) Business Days of the original Parent Guarantee ceasing to be in full force and effect;

(i)     Failure of Mechanical Completion with respect to the Facility to occur within sixty (60) days of the Guaranteed Mechanical Completion Date; or

(j)     If Contractor fails to comply with the terms of an agreed Remedial Action Plan and fails to cure or remedy such failure within five (5) Business Days after notice and a written demand is made by Owner to Contractor to cure the same.

12.3     Contractor Remedies upon Owner Event of Default. Upon the occurrence and during the continuation of an Owner Event of Default, Contractor may terminate this Agreement upon ten (10) days written notice to Owner, and Owner shall pay to Contractor an amount equal to the following:

(a)     the value, in accordance with the schedule of values included in Exhibit E, of all Work performed by Contractor up to the date of such termination and for which Contractor has not previously been paid, plus payment for progress achieved on any partially completed Work, provided that in each case such Work conforms to the requirements of this Agreement, and

(b)     all Direct Costs incurred by Contractor in connection with the termination of this Agreement, including in connection with (i) Equipment and materials reasonably ordered for the Work which have been delivered to Contractor or for which Contractor is legally liable to pay or accept delivery (title to all of which shall pass to Owner upon payment for same); (ii) payments made or to be made by Contractor to any Subcontractors or suppliers in connection with the termination of any subcontracts or supply arrangements with respect to the Project, including any cancellation charges; (iii) other termination-related costs, including demobilization costs, and (iv) protecting the Work and leaving the Site in a clean and safe condition as directed by Owner.

Contractor’s claim (which shall contain detailed supporting documentation) shall be submitted within thirty (30) days of the effective date of termination under this Section 12.3. Contractor waives any claims for any other damages due to a termination pursuant to this Section 12.3 and the above amounts shall constitute Contractor’s sole remedy for such termination.

12.4     Owner Remedies upon Contractor Event of Default.

(a)     Generally. Upon the occurrence and during the continuation of a Contractor Event of Default, in addition to any or all other remedies available at law or at equity, all of which shall be cumulative, Owner may terminate this Agreement upon ten (10) days written notice to Contractor. If any termination for cause by Owner pursuant to this Section 12.4 is ultimately determined to have been wrongful, then such termination shall be deemed a termination for convenience pursuant to Section 12.5, and Contractor’s sole remedy shall be the receipt of the amounts set forth in Section 12.5.

(b)     Rights on Termination. If Owner terminates this Agreement pursuant to this Section 12.4, upon Owner’s request, Contractor (i) shall withdraw from the Site, (ii) shall assist Owner in preparing an inventory of all Equipment located on the Site, in storage or in transit, (iii) shall assign to Owner (or to any replacement contractor) such of Contractor’s subcontracts (including warranties), purchase orders and Permits as Owner may request, and (iv) subject to Section 6.2, shall deliver and make available to Owner all information, drawings, specifications documents, patents, licenses of Contractor (whether or not such information, drawings, specifications documents, patents, and licenses are complete) and any proprietary components related to the Work reasonably necessary to permit Owner to complete or cause the completion of the Work, and in connection therewith Contractor authorizes Owner and its agents to use such information in completing the Work and operating the Facility. Contractor shall remove all materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct. For those items of Work that are completed as of the date of termination, Contractor shall provide Owner with a warranty for such Work with the same protections and remedies as set forth in ARTICLE VIII for a period of one (1) year commencing on the date of termination. Owner may employ any other qualified Person, firm, or corporation to finish the Work by whatever method Owner may deem expedient, and may undertake such reasonable expenditures as will best accomplish the timely completion of the Work. In such event Contractor shall not be entitled to receive any further payments under this Agreement.

(c)     Determination of Completion Costs. Within a reasonable time after a termination of this Agreement pursuant to this Section 12.4, Owner shall provide Contractor with a schedule of values estimating the cost to complete the Work. As soon as practicable after Final Acceptance of the Facility after a termination of this Agreement pursuant to this Section 12.4, Owner shall determine the Completion Cost. If the Completion Cost exceeds the unpaid portion of the Contract Price at the time of the termination of this Agreement, then Contractor shall pay to Owner the amount of such excess within thirty (30) days following receipt of Owner’s demand for such payment, which shall be accompanied by reasonable supporting documentation. Under such circumstances, Owner shall not be required to pay additional amounts to Contractor.

12.5     Termination for Convenience.

(a)     Owner may terminate this Agreement for convenience in whole or in part (including by reducing the Scope of Work) on ten (10) days written notice to Contractor. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise:

(i)     immediately discontinue the Work on the date and to the extent specified in such notice;

(ii)     place no further orders or subcontracts for Equipment or services except as may be necessary for completion of such portion of the Work that is not discontinued;

(iii)     promptly make every reasonable effort to procure cancellations upon terms satisfactory to Owner of all orders, subcontracts, and rental agreements to the extent they relate to the performance of the Work that is discontinued on terms that mitigate the cost thereof; and

(iv)     thereafter execute only that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto.

(b)     In the event of termination for convenience by Owner under this Section 12.5, Contractor shall be entitled to payment of the amounts that would be due Contractor for its termination of the Agreement pursuant to Section 12.3, above. Contractor's claim (which shall contain detailed supporting documentation reasonably approved by Owner) shall be submitted within thirty (30) days of the effective date of termination under this Section 12.5. Contractor waives any claims for any other damages due to a termination pursuant to this Section 12.5 and the above amounts shall constitute Contractor's sole remedy for such termination.

12.6     Mitigation upon Breach. Each Party shall use reasonable efforts to mitigate any damage, expense or liability incurred as a result of the other Party’s breach of this Agreement.

12.7     Termination Prior to NTP. Owner is entitled to terminate this Agreement for convenience prior to issuance of the Notice to Proceed to Contractor. Owner will have no obligation to Contractor under this Agreement until the Owner issues the Notice to Proceed, except that, upon issuance of a Limited Notice to Proceed, Owner shall be obligated to make the payments for the Work specified therein and actually performed in the manner required by such Limited Notice to Proceed.

ARTICLE XIII

ASSIGNMENT

13.1     General. Subject to Section 13.2, neither Party shall assign or in any other manner transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or transfer without such consent, whether voluntary or involuntary, by operation of Law, under legal process or proceedings, by receivership, in bankruptcy or otherwise, is void.

13.2     Permitted Assignments. Notwithstanding Section 13.1, Owner may, without Contractor’s consent, but with written notice to Contractor: (i) assign this Agreement to (A) any creditworthy subsidiary, Affiliate or special purpose company formed by Owner or any Affiliate for the purpose of developing and owning the Facility, or (B) a purchaser of all or substantially all of Owner’s assets or Owner’s successor in interest as part of a corporate reorganization, consolidation, take-over, merger or other business combination, or (ii) collaterally assign this Agreement as security to any Facility Lender; provided, however, that no assignment of this Agreement by Owner pursuant to the foregoing sub-clauses (i) or (ii) shall release Owner from any payment obligations and liabilities under this Agreement, and, in the case of sub-clause (i), Owner shall, upon reasonable request by Contractor, deliver a guarantee, in form and substance acceptable to Contractor (acting reasonably), to guarantee all such obligations and liabilities. A permitted assignee of Owner under this Section 13.2 shall be bound by the obligations of this Agreement (upon consummation of a foreclosure of its security interest in the case of a Facility Lender) and shall, upon Contractor’s request, deliver a written assumption of Owner’s rights and obligations under this Agreement to Contractor.

ARTICLE XIV

REPRESENTATIONS

14.1     General Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)     It is duly organized, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in the jurisdiction where the Site is located.

(b)     It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

(c)     As of the Effective Date, (i) it is not in violation of any applicable Legal Requirement, or any judgment entered by any national, regional or local Governmental Authority, which violations, individually or in the aggregate, would adversely affect its performance of any obligations under this Agreement and (ii) there are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to its best knowledge) threatened against it which, if adversely determined, could have a material adverse effect upon its financial condition, operations, prospects or business, as a whole, or its ability to perform under this Agreement.

(d)     No authorization, approval, exemption, or consent of or by any Person is required by it in connection with the execution, delivery, and performance of this Agreement.

(e)     The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof by it will not conflict with or result in a material breach of, or require any consent under, any of its constitutive documents, or any applicable Law, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject, or constitute a material default under any such agreement or instrument.

14.2     Additional Representations and Warranties of Contractor. Contractor hereby represents and warrants to Owner that:

(a)     Contractor has (either directly or through its Subcontractors) all the required authority, ability, skill, experience and capacity necessary to perform the Work and diligently do so in a timely and professional manner, utilizing sound engineering and design principles, project management procedures, construction procedures and supervisory procedures, all in accordance with applicable Laws, Permits and Prudent Industry Standards.

(b)     Subject to the requirements of Sections 2.4 and 2.5(g), the Contractor Permits either have been obtained by Contractor (or a Subcontractor) and are in full force and effect on the date hereof or will be obtained by Contractor (or a Subcontractor) and will be in full force and effect on or prior to the date on which they are required, under applicable Law, to be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedule.

(c)     As of the date on which Contractor becomes a licensed contractor in the State of North Carolina, Contractor shall take all further action, as may be reasonably necessary, to cause such license to remain in full force and effect for the duration of this Agreement.

14.3     Title Company Representations. Because Owner’s title insurance company will seek to provide mechanic’s lien coverage for the benefit of any Facility Lenders, whose mortgage lien(s) may be recorded after the commencement of the Work, Contractor hereby expressly acknowledges that such title insurance company may rely on the certifications contained in any lien waiver delivered by Contractor pursuant to Section 5.7. Contractor hereby agrees that Contractor shall from time to time execute any reasonable documents requested by Owner in furtherance of and/or confirming the foregoing consent, but the foregoing provisions shall be self-operative without the necessity of further documentation. Additionally, Contractor shall from time to time upon the request of and in the form furnished by Owner and reasonably agreed to by Contractor provide one or more agreements in favor of the title company and/or any holder of a mortgage loan secured by the Site or Owner's interest therein, directly providing to such party the right to rely on the certifications contained in any lien waiver delivered by Contractor pursuant to Section 5.7 and indemnifying such party against those matters for which Contractor has provided an indemnity to Owner under Section 5.8. Contractor shall include provisions equivalent to this Section 14.3 in each first-tier subcontract. Contractor shall require all Subcontractors to include provisions equivalent to this Section 14.3 in all lower-tier subcontracts.

14.4     Financing Assistance. Contractor shall cooperate with Owner in connection with Owner’s efforts to obtain and maintain any Financing. Without limiting the generality of the foregoing, Contractor: (a) shall execute such typical documents as an engineering, procurement and construction contractor executes in a project finance transaction or as Owner reasonably requests in connection with obtaining and maintaining any Financing, including a consent to assignment, an estoppel certificate and any other certifications and opinions required with respect to the Financing in form and substance reasonably acceptable to Contractor, Owner and the Facility Lender; (b) shall deliver to Owner and the Facility Lender information customarily provided in connection with a project financing in format and content mutually acceptable to the Parties regarding the financial capability of Contractor and facilitate inspections of the Site; (c) shall at Owner’s reasonable request, attend and participate in presentations to actual and potential Facility Lenders; (d) hereby authorizes Owner to (i) provide this Agreement to potential Facility Lenders (subject to Section 16.4), and (ii) include a description of the material provisions of this Agreement in any offering circular or document required for the Financing and/or, if the Financing must be registered or otherwise disclosed in accordance with applicable Law, that Owner may, after consultation with Contractor, file this Agreement as an Exhibit to such registration statement or other disclosure; (e) at Owner’s request, shall reasonably cooperate with the Independent Engineer and any rating agencies or credit enhancement entities associated with a Financing; (f) at Owner’s request, shall reasonably cooperate in connection with Tax-exempt Financing or any Financing or other arrangements effected to reduce Taxes on the Facility or the Work, which cooperation shall not include, or be considered or deemed to be, Tax advice or planning; and (g) shall provide Owner and the Facility Lenders with legal opinions of counsel regarding the execution, delivery and validity of this Agreement, absence of conflicts, and the legal status of Contractor as Owner or any Facility Lender may reasonably request in connection with obtaining and maintaining the Financing, provided that Owner shall reimburse Contractor for any third-party expense reasonably incurred in providing such opinions.

ARTICLE XV

NOTICES; INFORMATION

15.1     Notices. Except as set forth in Section 15.2, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by hand messenger delivery or overnight courier service, (or facsimile or electronic mail if mutually acceptable procedures are developed) to the other Party at the address set forth below:

If delivered to Owner,                                          Innovative Solar 31, LLC

c/o VivoPower USA LLC

3824 Cedar Springs Rd. #801-1299

Dallas, TX 75219

Email: dpilotte@vivopower.com

Attn: Chief Financial Officer

With copy to:                                                       Stoel Rives LLP

600 University Street, Suite 3600

Seattle, WA 98101

Email: alex.mertens@stoel.com

Attn: Alex Mertens

With copy to:                                                       NES US NC-31 LLC

c/o Dixon Advisory USA

140 Broadway, 28th Floor

New York, NY 10005

With copies to (which shall not constitute notice):

New Energy Solar

PO Box 29

Crows Nest NSW 1585

Australia

Attention: Tom Kline and Liam Thomas

Email: assetmanager@newenergysolar.com.au

Foley & Lardner LLP

777 E. Wisconsin Ave.

Milwaukee, WI 53202-5306

Attention: David W. Clark

If delivered to Contractor,                                   Grupo Gransolar, LLC

C/ Sepulveda 17, PB 1-2.

28108 Alcobendas.

Madrid, Spain

Email: ihigueras@gransolar.com

Attn: Iván Higueras

Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. All notices shall be effective upon receipt.

15.2     Technical Communications. Any technical or other communications pertaining to the Work shall be between Contractor’s Project Manager and Owner’s Representative or other representatives as agreed by both Parties. Each Party shall notify the other in writing of the names of such representatives.

15.3     Public Announcements. Contractor shall not make any public announcements regarding this Agreement or the transactions contemplated hereby without Owner’s prior written approval, which approval shall not be unreasonably withheld or delayed. Owner shall not make any public announcements regarding this Agreement or the transactions contemplated hereby without Contractor’s prior written approval, which approval shall not be unreasonably withheld or delayed.

ARTICLE XVI

MISCELLANEOUS

16.1     Entire Agreement. This Agreement and the documents executed in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements or representations of the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

16.2     Waiver. Any waiver of the provisions of this Agreement must be in writing and shall not be implied by any usage of trade, course of dealing or course of performance. No exercise of any right or remedy by Owner or Contractor constitutes a waiver of any other right or remedy contained or provided by Law. Any delay or failure of a Party to exercise, or any partial exercise of, its rights and remedies under this Agreement shall not operate to limit or otherwise affect such rights or remedies. Any waiver of performance hereunder shall be limited to the specific performance waived and shall not, unless otherwise expressly stated in writing, constitute a continuous waiver or a waiver of future performance.

16.3     Dispute Resolution.

(a)     Management Negotiations. The Parties shall use all reasonable efforts to settle disputes through negotiation between authorized members of each Party’s senior management. Either Party may, by written notice to the other Party, request a meeting to initiate negotiations to be held within five (5) Business Days of the other Party’s receipt of such request, at a mutually agreed time and place. If the dispute is not resolved within fifteen (15) Business Days of their first meeting, then the dispute shall be submitted to mediation in accordance with Section 16.3(b).

(b)     Mediation. If any dispute is not resolved by the procedures set forth in Section 16.3(a), then the Parties shall submit the dispute to mediation before a mutually acceptable mediator. The mediation shall take place in Dallas, Texas pursuant to the Construction Industry Rules of the American Arbitration Association. If the dispute is not resolved by the procedures set forth in this Section 16.3(b), then either Party may pursue any other remedies available to it at law or in equity.

16.4     Confidentiality.

(a)     Neither Party (the “Receiving Party”) shall use for any purpose other than performing the Work under this Agreement or owning and operating the Facility, divulge, disclose, produce, publish, or permit access to, without the prior written consent of the other Party (the “Disclosing Party”), any confidential information of the Disclosing Party. Confidential information includes, without limitation, this Agreement and Exhibits hereto, all information or materials prepared in connection with the Work performed under this Agreement or any related subsequent agreement, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case where such information or material is clearly marked as confidential or where the Receiving Party reasonably assumes under the circumstances that such information or material is considered confidential information of the Disclosing Party. The Receiving Party may grant access to such documentation and information to its respective employees and authorized contractors, subcontractors and agents whose access is necessary to fulfill the terms of this Agreement. Confidential information does not include (a) information known to the Receiving Party prior to obtaining the same from the Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party; or (c) information obtained by the Receiving Party from a third party who did not receive same, directly or indirectly, from the Disclosing Party or otherwise had an unrestricted right to disclose such information. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such confidential information. Notwithstanding anything herein to the contrary, the Receiving Party has the right to disclose confidential information without the prior written consent of the Disclosing Party: (i) as required by any court or other Governmental Authority, or by any stock exchange the shares of any Party are listed on, (ii) as otherwise required by law, (iii) as advisable or required in connection with any government or regulatory filings, including without limitation, filings with any regulating authorities covering the relevant financial markets, (iv) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations, (v) to banks, investors and other Financing sources and their advisors, in each case if the party receiving the confidential information is bound by the same or similar confidentiality obligations, (vi) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the confidential information is bound by the same or similar confidentiality obligations, or (vii) to the United States Department of the Treasury or the Internal Revenue Service in connection with Tax incentives. If a Receiving Party believes that it will be compelled by a court or other Governmental Authority to disclose confidential information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure.

(b)     The Parties’ obligations under this Section 16.4 shall terminate on the date that is two years after the earlier to occur of (i) the termination of this Agreement and (ii) the expiration of Warranty Period.

16.5     Signage. Subject to Owner’s prior written approval, which shall not be unreasonably withheld, Contractor may erect signage on the Site indicating its role as designer and builder of the Facility. Contractor may maintain such signage following Final Acceptance for a period as mutually agreed by the Parties and in accordance with applicable Law. Any such signage shall comply with applicable Legal Requirements and shall not interfere with the operation of the Facility.

16.6     Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of North Carolina, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of North Carolina.

16.7     Consent to Jurisdiction. Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings brought with respect to any dispute arising out of this Agreement shall be brought in, and each Party submits to the jurisdiction and venue of the state and federal courts located in the state and county in which the Facility is located, and by execution and delivery of this Agreement, each of the Parties hereby (i) accepts the non-exclusive jurisdiction of the foregoing courts, (ii) irrevocably agrees to be bound by any final judgment (subject to any appeal) of any such court with respect thereto, and (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venues of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by Law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive (subject to any appeal) and may be enforced in other jurisdictions by suit on the judgment or in any other manner to the extent provided by Law.

16.8     Waiver of Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

16.9     Time of Performance. Time is of the essence in the performance of each provision of this Agreement.

16.10     Construction. This Agreement is to be construed so as to effectuate the normal and reasonable expectations of a sophisticated buyer and seller of the Equipment and services covered by this Agreement and shall not be construed either for or against either Party. No provision of this Agreement shall be construed or interpreted for or against either Party because such Party drafted or caused its legal representative to draft the provision.

16.11     Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

16.12     Status of the Parties. Contractor and its Subcontractors shall be independent contractors to Owner with respect to the Work, irrespective of whether such Subcontractors are approved by Owner, and neither Contractor nor its Subcontractors, nor the employees or agents of either, shall be deemed to be the employees, representatives or agents of the Owner in connection with any matter relating to this Agreement. No provision of this Agreement shall be construed or represented as creating a partnership, trust, joint venture, fiduciary or any similar relationship between the Parties. Contractor shall be responsible for and shall pay all federal, state or local income Taxes, payroll Taxes and self-employment Taxes upon the compensation paid for services rendered under this Agreement, and all other applicable Taxes.

16.13     Parties in Interest. Except as provided in ARTICLE X and Section 14.3, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties, their respective successors and permitted assigns, the Owner Indemnified Parties and the Contractor Indemnified Parties, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

16.14     Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action, as may be reasonably necessary to complete performance by the Parties hereunder and to effectuate the purposes and intent of this Agreement. In particular, Contractor shall cooperate with and provide reasonable assistance to Owner, Facility Lenders and the insurers of the Facility and their independent engineering, environmental, financial, legal, technical and other consultants, officers, employees, representatives and agents, in relation to their due diligence, financial, technical, scientific, engineering, accounting, environmental studies, monitoring, inspections, audits, and the creation and administration of milestone and completion tests that shall test the physical, mechanical, legal, reliability, financial, regulatory and other relevant aspects of completion of the Work and the Facility.

16.15     Amendments. Except for a Change Order issued as a directive by Owner pursuant to Section 7.1, no change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification is in writing and duly executed by both Parties.

16.16     Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such determination will not affect any other provision of this Agreement and all other provisions will remain in full force and effect.

16.17     Conflicting Provisions. In the event of any conflict, error, ambiguity or discrepancy between one or more of (i) the Articles, (ii) the Scope of Work, (iii) any other Exhibit, (iv) Contractor’s design and engineering drawings and (v) any provision of any Law applicable to the performance of the Work or of any standard, specification, manual or code or of any instruction of any Subcontractor supplying any Equipment for the Facility, the identifying Party shall promptly report such conflict, error, ambiguity or discrepancy to the other Party in writing. The following order of precedence in the interpretation or resolution of the applicable conflict, error, ambiguity or discrepancy shall prevail: (i) amendments to this Agreement and Change Orders duly authorized and executed by the Parties; (ii) the terms and conditions of this Agreement consisting of the recitals and ARTICLE I through ARTICLE XVI; (iii) the Scope of Work; and (iv) each of the remaining Exhibits (other than the Scope of Work). Subject to the foregoing, the several documents forming this Agreement shall be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner that gives effect to each part and avoids or minimizes conflicts among such parts.

16.18     Survival. The provisions of Section 5.8, ARTICLE VI, ARTICLE VIII, ARTICLE IX, ARTICLE X, ARTICLE XII, Section 14.3, ARTICLE XV and ARTICLE XVI shall survive termination of this Agreement to the extent required for their full performance.

16.19     Counterparts. This Agreement may be executed in any number of separate counterparts and delivered by electronic means (including by “.pdf”), each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

OWNER:

INNOVATIVE SOLAR 31, LLC

By: ____/s/ Gary Hui__________________
Name: Gary Hui Title: Manager

CONTRACTOR:

GRUPO GRANSOLAR, LLC

By: ____ /s/ Iván Higueras_______
Name: Iván Higueras Title: Manager